UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: June 9, 2004
(Date of earliest event reported)

ELECTRO ENERGY, INC.
(Exact name of registrant as specified in charter)

Florida	333-90614	59-3217746

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30 Shelter Rock Road, Danbury, Connecticut	06810

(Address of principal executive of offices)	(Zip code)

(203) 797-2699

(Registrant’s telephone number including area code)

n/a

(Former Name or former address, if changed since last report)

CURRENT REPORT ON FORM 8-K

MCG DIVERSIFIED, INC.

June 9, 2004

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Item 1. Changes in Control of Registrant

The Electro Energy Reverse Merger. On June 9, 2004, effective June 7, 2004, we completed a so-called “reverse merger” transaction, in which we caused EEI Acquisition Corp., a Delaware corporation and our newly-created, wholly-owned subsidiary, to be merged with and into Electro Energy Inc., a Delaware corporation engaged in the business of developing, manufacturing and commercializing high-powered, rechargeable bipolar nickel-metal hydride batteries for use in a wide range of applications. As a result of the merger, Electro Energy became our wholly-owned subsidiary with Electro Energy’s former security holders acquiring a majority of the outstanding shares of our common stock. The reverse merger was consummated under Delaware law, pursuant to an Agreement of Merger and Plan of Reorganization, dated May 7, 2004, as discussed below. Concurrently with the closing of the reverse merger, we completed a private placement of shares of our newly-created series A convertible preferred stock and warrants to purchase common stock to new investors, and received at the initial closing of the private placement gross proceeds of $3,001,132.19. With the proceeds of the private placement, we will continue the business of Electro Energy as our sole line of business under Electro Energy’s current management. For more information about the private placement, see “Item 5. Other Events and Regulation FD Disclosure.”

Immediately following the closing of the reverse merger, we changed our corporate name from MCG Diversified to Electro Energy Inc. The corporate name change had been approved by the board of directors and the holders of a majority of the outstanding shares of common stock of MCG Diversified prior to and as part of the closing of the reverse merger.

Pursuant to the Merger Agreement, at closing, we issued 9,497,557 shares of our common stock to the former security holders of Electro Energy, representing approximately 70.9% of our outstanding common stock following the merger (assuming the issuance 1,200,400 shares of common stock upon conversion of series A convertible preferred stock), in exchange for 100% of the outstanding capital stock of Electro Energy. The consideration issued in the merger was determined as a result of arm’s-length negotiation between the parties.

We assumed all of Electro Energy’s obligations under its 1993 Stock Compensation Plan and reserved 2,500,000 shares of our common stock for stock options issued and issuable under that plan. At the time of the merger, Electro Energy had outstanding stock options to purchase 2,232,121 shares of common stock, which outstanding options were amended by action of Electro Energy’s Board of Directors to become stock options to purchase shares of our common stock. In addition, all outstanding warrants issued by Electro Energy prior to the merger to purchase shares of Electro Energy common stock were amended to become warrants to purchase our common stock on the same terms and conditions as those warrants issued by Electro Energy. At the closing of the merger, all of the outstanding Electro Energy warrants were exercisable into an aggregate of 526,444 shares of Electro Energy common stock, and were amended to become warrants to purchase a like number of shares of our common stock. The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is attached as Exhibit 2.1, and which is incorporated herein in its entirety by reference.

In connection with the merger, we completed an initial closing of a private placement of 3,001 units, each unit consisting of one share of our series A convertible preferred stock, par value $.001 per share, and a detachable warrant to purchase shares of common stock, at a purchase price of $1,000 per unit, to accredited investors pursuant to the terms of a Confidential Private Placement Memorandum, dated April 8, 2004, as supplemented. Each share of series A preferred stock is initially convertible into 400 shares of common stock at any time. The warrants entitle each holder to purchase 200 shares of common stock at an exercise price of $2.50 per share through June 7, 2007.

We received gross proceeds from the initial closing of the private placement of $3,001,132.19, inclusive of $61,000 of transaction fees and expenses which were converted at the closing into units in the private placement.

After the closing of the merger and the initial closing of the private placement, we had outstanding 12,197,561 shares of common stock, 3,001 shares of series A convertible preferred stock (which are convertible into 1,200,400 shares of common stock at any time), warrants to purchase 1,589,144 shares of common stock, and stock options to purchase 2,232,121 shares of common stock.

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The 9,497,557 shares of common stock that were issued to the former security holders of Electro Energy at the closing of the merger and 526,444 shares of common stock that are reserved for issuance upon the exercise of the warrants received in exchange for the outstanding Electro Energy warrants will represent, in total, approximately 66.9% of the total number of outstanding shares of common stock, assuming the conversion of all series A convertible preferred stock and exercise of all outstanding warrants following the closing of the private placement.

In connection with the merger, 4,999,800 shares of common stock owned by Marguerite Godels, one of our former directors, were repurchased and cancelled by us for an aggregate consideration of $100.00. Giving effect to the cancellation of her shares, there were approximately 2,700,000 shares of common stock outstanding before giving effect to the stock issuances in the merger and private placement. The 2,700,000 shares constitute our “public float” prior to the merger.

Anti-Dilution Provisions. In the event that we issue any shares of our common stock in a private placement for cash consideration at a price less than $2.50 per share, holders of our series A convertible preferred stock will receive “full-ratchet” anti-dilution protection with respect to those shares. Shares of common stock issued in connection with acquisitions, mergers or strategic alliances at a deemed value of $1.50 per share or greater will not trigger an anti-dilution adjustment. Further, private placements that result in aggregate gross proceeds to the Company of $250,000 or less at prices less than $2.50 per share, but not below $1.50 per share, will not trigger an anti-dilution adjustment, provided such placements are limited to one in any 12-month period. Former holders of Electro Energy’s common stock and future holders of our shares are not entitled to the benefit of these anti-dilution protections and, as a result, may experience dilution of their ownership percentage if we sell securities in the future at a reduced price that triggers these provisions.

Lock-Up Agreements. The shares of common stock issued to former holders of Electro Energy common stock and other securities in connection with the merger were not registered under the Securities Act of 1933, and therefore may not be offered or sold in the United States or certain other countries absent registration or an applicable exemption from registration requirements. Certificates representing these shares will bear a legend to this effect. In addition, in connection with the merger, former holders of substantially all the securities of Electro Energy outstanding immediately prior to the merger entered into lock-up agreements with us that prohibit the stockholder from:

•	publicly selling, contracting to sell or otherwise transferring any of the shares of common stock beneficially owned by the stockholder during the 12 months following the merger, or

•
privately selling, contracting to sell or otherwise transferring (unless the proposed transferee agrees to be bound by the restrictions on transfer contained in the subscription agreement with us) any of the shares beneficially owned by the stockholder during the 12 months following the merger.

Stockholders who entered into these agreements may, however, make transfers, publicly or privately, as follows: From 12 months, and at each subsequent three-month interval thereafter, holders will be permitted to sell their shares at a rate of the greater of (i) 12.5% of their initial holdings or (ii) 25,000 shares per month, subject to our common stock having a 30-day average closing “asked” price of at least $5.00 per share. From 12 months, and at each subsequent three-month interval thereafter, if the 30-day average closing “asked” price of our common stock is less than $5.00 per share, then all stockholders (other than named stockholders beneficially owning an aggregate of 7,815,074 shares of common stock on a fully-diluted basis and the shares of common stock underlying stock options granted to Michael Eskra, our President and Chief Operating Officer) will each be permitted to sell a maximum of 25,000 shares during each three-month interval. After 24 months, and at each subsequent three-month interval thereafter, all holders will each be permitted to sell up to the greater of (i) 12.5% of their initial holdings or (ii) 25,000 shares during each three-month interval regardless of the trading price of the common stock. All lock-up agreements will expire 36 months after the closing of the merger. To the extent that a holder of shares does not sell shares during a three-month period during which sales are permitted as described in this paragraph, the lock-up restrictions with respect to shares that could have been sold during such period will cease to be in effect.

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The lock-up agreements also provide that, if we engage an underwriter or placement agent during the 12 months after the merger to raise a minimum of $5.0 million through the sale of our common stock and/or other equity securities, in a public offering or private placement, upon notice of commencing such public offering or private placement, all holders of shares subject to lock-up agreements will, if required by the underwriter or placement agent, refrain from making any sales, transfers or other dispositions in the course of such offering, but, in any event, for not more than 90 days.

Registration Statement. We have agreed to file a “resale” registration statement with the SEC covering the shares of our common stock underlying the preferred stock and warrants issued in the private placement on or before the date which is 90 days after the merger. We will maintain the effectiveness of the “resale” registration statement from the effective date through and until 12 months after the merger, at which time exempt sales pursuant to Rule 144 may be permitted for purchasers of the units. In the event the “resale” registration statement is not filed with the SEC on or prior to the date which is 180 days after the merger, the total number of shares of common stock underlying the preferred stock subscribed for in the private placement and covered by the registration statement for each investor in the private placement who is named as a selling shareholder will be increased by 2% per month for each month (or portion thereof) that the registration statement is not so filed. We will use our best efforts to respond to any SEC comments to the “resale” registration statement on or prior to the date which is 20 business days from the date such comments are received, but in any event not later than 30 business days from the date such comments are received. In the event that we fail to respond to such comments within 30 business days, the total number of shares of common stock underlying the private placement preferred stock covered by the registration statement for each investor in the private placement shall be increased by 2% per month for each month (or portion thereof) that a response to the comments to such “resale” registration statement has not been submitted to the SEC, except that the aggregate increases in shares of common stock will in no event exceed 12%.

We have agreed to use our best efforts to have the “resale” registration statement declared effective by the SEC as soon as possible after the initial filing date.

Changes Resulting from Merger. We intend to carry on Electro Energy’s business as our sole line of business. Electro Energy is based in Danbury, Connecticut and was founded to develop, manufacture and commercialize high-powered, rechargeable bipolar nickel-metal hydride batteries for use in a wide range of applications. We have relocated our principal executive offices to those of Electro Energy at 30 Shelter Rock Road, Danbury, Connecticut 06810, and our telephone and facsimile numbers are (203) 797-2699 and (203) 797-2697, respectively.

Immediately after the closing of the merger, stockholders representing a majority of the outstanding shares of our common stock agreed, by written consent in lieu of a meeting and without the need to solicit votes, to:

•	ratify the change of the corporate name from MCG Diversified, Inc. to Electro Energy, Inc.;

•	ratify our adoption of Electro Energy’s 1993 Stock Compensation Plan, which we assumed in connection with the merger.

Our stockholders will not be required to exchange their existing stock certificates for certificates of Electro Energy, since the OTC Bulletin Board, on which our stock is currently quoted, will consider the existing stock certificates as constituting “good delivery” in securities transactions subsequent to the merger. The American Stock Exchange, to which we intend to apply for approval for the listing of our common stock, will also consider the submission of existing stock certificates as “good delivery.” We currently do not meet the listing requirements for the American Stock Exchange and there is no assurance that we will meet those requirements or otherwise receive the approval to list our common stock on that exchange.

Under Florida law, we did not need the approval of our stockholders to complete the merger, as the constituent corporations in the merger were EEI Acquisition Corp. and Electro Energy. Our company was not a constituent corporation in the merger. The merger and its related transactions were approved by the requisite number of Electro Energy stockholders by written consent in lieu of a meeting.

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Expansion of Board of Directors. Pursuant to the Merger Agreement, at the closing of the merger, Martin G. Klein, Michael D. Eskra, Joseph Engelberger, Warren D. Bagatelle and Farhad Assari were appointed to the board of directors to serve until the next annual meeting of stockholders. In connection with the appointment of these five directors, at the closing of the merger, Marguerite Godels, Laura L. Larsen, Brian Bell, Dale Salmon and Jay D. Solomon, the sole members of our board of directors prior to the merger, resigned as directors of the company. In addition, shortly after the closing of the merger, the board of directors appointed Mr. Klein as Chairman and Chief Executive Officer, Mr. Eskra as President and Chief Operating Officer, and Audra J. Mace as Chief Financial Officer and Secretary, of the company.

All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. A majority of the five directors are considered “independent” under the SEC’s new independence standards. Officers are elected annually by the board of directors and serve at the discretion of the board.

In addition, all of the officers of Electro Energy were named to serve with us in the same positions they served at Electro Energy.

Accounting Treatment; Change of Control. The merger is being accounted for as a “reverse merger,” since the former stockholders of Electro Energy own a majority of the outstanding shares of our common stock immediately following the merger. No arrangements or understandings exist among present or former controlling stockholders with respect to the election of members of our board of directors and, to our knowledge, no other arrangements exist that might result in a change of control in the future. As a result of the issuance of the 9,497,557 shares of our common stock and the change in the majority of our directors, a change in control occurred on the date of the consummation of the merger. As of the time immediately following the closing, we continued to be a “small business issuer,” as defined under the Securities Exchange Act of 1934, as amended.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the number of shares of our common stock beneficially owned on June 9, 2004, by:

•	each person who is known by us to beneficially own 5% or more of our common stock,

•	each of our directors and executive officers, and

•	all of our directors and executive officers, as a group.

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Unless otherwise indicated, the address of each of the persons listed below is Electro Energy, Inc., 30 Shelter Rock Road, Danbury, Connecticut 06810.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)		Percentage of Shares Beneficially Owned (2)

5% Stockholders

Michael Klein c/o 1300 Morris Park Avenue Bronx, NY 10461	627,435		5.1%

Stephen Okinow and Alison Klein 77 Hill Side Avenue Short Hills, NJ 07078	657,435		5.4%	(3)

Executive Officers and Directors

Martin G. Klein	5,129,912		42.0%
Michael D. Eskra	1,252,979	(4)	9.5%	(5)
Warren D. Bagatelle	583,657		4.8%	(6)
Joseph Engelberger	313,717		2.6%
Farhad Assari	60,000		0.5%	(7)
Audra J. Mace	--		--
Directors and executive officers as a group (six persons)	7,340,265		54.9%	(8)
________________________

(1)
Unless otherwise indicated, includes shares owned by a spouse, minor children, by relatives sharing the same home and entities owned or controlled by the named person. Also includes shares if the named person has the right to acquire such shares within 60 days after June 9, 2004, by the exercise of any warrant, stock option or other right. Unless otherwise noted, shares are owned of record and beneficially by the named person.

(2)
Unless otherwise indicated, based upon 12,197,561 shares of common stock outstanding on June 9, 2004; does not include 1,200,400 shares of common stock issuable upon conversion of series A convertible preferred stock.

(3)
Based upon (i) 12,197,561 shares of common stock outstanding, plus (ii) 20,000 shares of common stock acquirable upon conversion of series A convertible preferred stock, plus (iii) 10,000 shares of common stock purchasable upon the exercise of warrants.

(4)	Includes 225,877 shares of common stock owned by Eskra Technical Products, Inc., an affiliate of Mr. Eskra.

(5)	Based upon (i) 12,197,561 shares of common stock outstanding, plus (ii) 1,027,102 shares of common stock acquirable upon exercise of options.

(6)	Based upon (i) 12,197,561 shares of common stock outstanding, plus (ii) 85,950 shares of common stock purchasable upon the exercise of warrants.

(7)
Based upon (i) 12,197,561 shares of common stock outstanding, plus (ii) 40,000 shares of common stock acquirable upon conversion of series A convertible preferred stock, plus (iii) 20,000 shares of common stock purchasable upon the exercise of warrants.

(8)
Based upon (i) 12,197,561 shares of common stock outstanding, plus (ii) 40,000 shares of common stock acquirable upon conversion of series A convertible preferred stock, plus (iii) 105,950 shares of common stock purchasable upon the exercise of warrants, plus (iv) 1,027,102 shares of common stock acquirable upon exercise of options.

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Item 2. Acquisition or Disposition of Assets

Set forth below is information concerning the principal terms of the merger and the business of Electro Energy.

The Merger

The Merger. On May 7, 2004, we, our acquisition subsidiary and Electro Energy entered into the Merger Agreement. On June 9, 2004, our acquisition subsidiary was merged with and into Electro Energy, with Electro Energy surviving as our wholly-owned subsidiary. The Merger Agreement specified that each share of common stock of Electro Energy would be converted into our common stock on a 1-for-1 basis. In addition, each share of common stock of Electro Energy which may be purchased pursuant to stock options outstanding on the Merger Closing Date was, by action of the boards of Electro Energy and our company, converted into stock options to purchase shares of our common stock on a 1-for-1 basis.

On the Merger Closing Date, we issued 9,497,557 shares of common stock to holders of Electro Energy securities, representing approximately 70.9% of the outstanding common stock following the completion of the merger and the private placement (assuming the issuance 1,200,400 shares of common stock upon conversion of series A convertible preferred stock). Following the merger, all of our business operations will be conducted through our wholly-owned subsidiary, Electro Energy. See “Description of Business” below. Prior to the merger, there were no material relationships between our company and Electro Energy, any of their respective affiliates, directors or officers, or any associates of their respective officers or directors. All of our liabilities were settled and paid in full prior to the merger. The consideration exchanged in the merger was determined as a result of arm’s-length negotiation among the parties.

Election of Board of Directors. Pursuant to the Merger Agreement, at the closing of the merger, Martin G. Klein, Michael D. Eskra, Joseph Engelberger, Warren D. Bagatelle and Farhad Assari were appointed to the board of directors to serve until the next annual meeting of stockholders. In connection with the appointment of these five directors, at the closing of the merger, Marguerite Godels, Laura L. Larsen, Brian Bell, Dale Salmon and Jay D. Solomon, the sole members of our board of directors prior to the merger, resigned as directors of the company. In addition, shortly after the closing of the merger, the board of directors appointed Mr. Klein as Chairman and Chief Executive Officer, Mr. Eskra as President and Chief Operating Officer, and Audra J. Mace as Chief Financial Officer and Secretary, of the company. In addition, all of the executive officers of Electro Energy were named executive officers of our company to serve in the same positions they currently serve at Electro Energy.

Description of Our Company

We were formed as a Florida corporation in December 1993. From then until the merger, we were largely an equipment and furniture leasing company. After the merger, we discontinued those operations and succeeded to the business of Electro Energy as our sole line of business under the direction of Electro Energy’s management. Accordingly, the past trading history for shares of our common stock is not relevant in light of the complete change in our business.

Description of Business

Unless otherwise indicated or the context otherwise requires, all references below to the terms “Electro Energy,” “we,” “our” or “us” mean our company and Electro Energy, on a combined basis after the merger.

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Overview

We develop bipolar nickel-metal hydride batteries. Our business strategy has historically been to seek government funding to support the development of our novel battery concept. From 1992 to 2003, we received approximately $18 million of government funding for bipolar nickel-metal hydride battery development. Our programs have been supported by the U.S. Army (for field radios and silent watches), the Naval Air Systems Command and the U.S. Air Force (for use in F-18 and F-16 fighter aircraft), the Ballistic Missile Defense Organization (BMDO), the National Aeronautics and Space Administration (NASA), the National Institutes of Health (NIH), the Department of Energy (DOE), The Partnership for a New Generation of Vehicle (PNGV) and the State of Connecticut. These programs have focused on basic materials technology and prototype development of specialty bipolar nickel-metal hydride batteries for military communications, satellites, aircraft auxiliary power, medical applications and hybrid electric vehicles. We intend to use the technology and products developed by us as a springboard into commercial applications and manufacturing. Our management is refining our commercial market opportunities while pursuing additional development activities. In this way, we aim to minimize our exposure in entering niche markets while maximizing our ability to capitalize on our product strengths and our understanding of our customers’ requirements.

In October 2003, we acquired the battery operations of Eagle Picher Technologies, LLC in Colorado Springs, Colorado. Eagle Picher is a diversified company engaged in the manufacture of specialty batteries, chemicals and electronic materials. The Colorado Springs operation had been established by Eagle Picher in 1976 and has been primarily engaged in the manufacture of specialty nickel-cadmium (also known by the chemical element symbol “Ni-Cd”) batteries for satellites and aircraft applications. As a result of an internal restructuring of priorities, Eagle Picher management decided to close down its Colorado Springs battery operation in 2003. We believe that the acquisition of this facility enhances our capabilities, broadens our product lines and presents new business opportunities for us. We entered into agreements with Eagle Picher that included an asset purchase of the existing inventory, the equipment in the facility, a lease of the 43,000 square-foot building that belongs to Eagle Picher, a technology license, a supply agreement to continue to produce sintered nickel plaque and striker assemblies for Eagle Picher and a services agreement to continue to operate groundwater remediation on behalf of Eagle Picher. We created a wholly-owned subsidiary, Mobile Energy Products Inc. d/b/a Electro Energy Mobile Products, Inc., to operate the Colorado Springs operation and employ the existing staff of 33 individuals to continue the operations of the facility. The plan for Mobile Energy Products is to continue the Colorado Springs operations, supply components to Eagle Picher, manufacture and sell specialty nickel-cadmium batteries, use the Colorado Springs operation to help transition our bipolar nickel-metal hydride battery to a broader mix of applications and to broaden the product mix to include lithium rechargeable batteries. The Colorado Springs operation is one of three organizations worldwide that produce specialty nickel-cadmium batteries for satellites and one of two that is qualified by the U.S. government.

The first list below, “Aircraft Program Highlights,” shows past aerospace programs that have purchased batteries produced by the Colorado Springs operation and from which Mobile Energy Products is pursuing additional business. The second list below, “Super Nickel-Cadmium Program Highlights,” shows the Super NiCdTM and MagnumTM satellite batteries still in operation that have been produced at the Colorado Springs facility for such aerospace companies as Lockheed Martin and Hughes Aircraft. Mobile Energy Products is the only U.S. supplier of these batteries. Mobile Energy Products’ main competitor, SAFT, is located in Europe.

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Aircraft Program Highlights

Customer	Programs	Mission

U.S. Air Force	Bi Bomber	Nuclear and Conventional Weapons

U.S. Air Force	B2 Stealth Bomber	Nuclear and Conventional Weapons

U.S. Air Force	B52 Bomber	Nuclear and Conventional Weapons

U.S. Marines	AH-1W (Super Cobra)	Attack Helicopter

Bell Helicopter	Bell 214ST	General Purpose Civilian Helicopter

Lockheed Martin	Titan IV	Ground Power for System Prior to Launch

NASA	NASA Middeck Payload	Ground Power for Space Shuttle Tests

Super Nickel-Cadmium Program Highlights

Program	Cells/Ampere hours (Ah)	Launch	Closing	Customer

LEASAT	96 Cells/21 Ah	Jan. ‘90	Maritime Satellite, Replaced Fleetsatcom (TRW)	US Navy/Hughes Aircraft Co.
PALAPA B4	64 Cells/20 Ah	May ‘92	Indonesia Communication Satellite	Hughes Aircraft Co.
GMS-V	54 Cells/4.8 Ah	Feb. ‘94	Japanese Meteorological Satellite	Hughes Aircraft Co.
NEAR	22 Cells/9 Ah	Feb. ‘96	Near Earth Asteroid Rendezvous Spacecraft	John Hopkins APL
TRMM	44 Cells/50 AH	Nov. ‘97	Tropical Rainforest Mapping Mission-Satellite	NASA-Goddard
Lunar Prospector	22 Cells/5 Ah	Jan. ‘98	Lunar Orbit Mission	NASA/Lockheed Martin
ROCSAT	22 Cells/21 Ah	Jan. ‘99	Republic of China Scientific Satellite	TRW
Space Station	84 Cells/4.8 Ah	2000	Egress Lighting System	BF Goodrich Aerospace
Contour	22 Cells/9 Ah	July ‘02	Comet Nucleous Tour	John Hopkins APL
Kompsat 2	22 Cells/37 Ah	TBA	Korean Meteorological/Science	Diehl-EP

Government Funding for Development

The U.S. Government sponsors research and development programs designed to improve the performance and safety of existing battery systems and to develop new battery systems. In 2003, we were awarded government sponsored contracts for approximately $3.0 million, which are ongoing. These efforts are directed at developing prototype batteries and manufacturing technology development. We have received a total of $18.0 million since inception for the development of our bipolar nickel-metal hydride battery.

Effective March 31, 2004, we were awarded a new 12-month contract by the U.S. Army, valued at approximately $850,000, to continue the development of its bipolar nickel-metal hydride batteries for uses in military communications and field equipment.

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In March 2004, we received a $500,000 investment for technology development from a private venture investment fund supporting technologies of interest to the U.S. government (the “Private Venture Fund”). In consideration for the Private Venture Fund contract, we issued to it warrants to purchase 268,594 shares of common stock, for no consideration, exercisable within five years of issuance. We also granted the Private Venture Fund the right to have an observer attend our board meetings. The funding from the Private Venture Fund will be directed at demonstrating the feasibility of utilizing our proprietary bipolar wafer design, developed for nickel-metal hydride (known by the chemical element symbol “Ni-MH”) batteries for other battery chemistries. If the results prove encouraging in the initial nine-month program, additional funding from the Private Venture Fund, or the government, for further development of complete battery systems could occur but cannot be assured.

Effective May 18, 2004, we entered into an amendment to our existing contract with the U.S. Air Force, increasing the contract’s value by approximately $1,700,000. The amendment provides for a 12 month continuation of the manufacturing technology development of our bipolar nickel-metal hydride batteries for use in aircraft. The initial $400,000 of development work under the amendment is authorized, with the remaining work subject to further funding authorization.

Battery Technology

A battery is an electrochemical apparatus used to store energy and release energy in the form of electricity. There are two types of batteries: primary and rechargeable batteries, or secondary batteries. A primary, or disposable, battery is used until discharged and then discarded. A rechargeable, or secondary, battery can, after discharge, be recharged and used again. Our bipolar nickel-metal hydride batteries are designed to be rechargeable.

Rechargeable batteries can often be used in battery applications where primary batteries are most commonly employed, but only where it is cost effective. We are conducting research and development of an advanced, rechargeable bipolar nickel-metal hydride battery designed to compete with other rechargeable batteries. Primary batteries are, in most cases, too costly for widespread use in applications currently utilizing rechargeable batteries.

No one battery system is ideal for all applications. There are numerous performance variables which vary in importance by application. Each commercially available battery system is stronger in certain areas and weaker in others. Important variables include:

•	Voltage,

•	energy capacity per unit weight (energy density),

•	energy capacity per unit of volume (volumetric energy density),

•	power or discharge rate capability (how rapidly energy can be drawn from the battery or specific power),

•	cycle life and how this varies with discharge rate and depth of discharge,

•	response to ambient temperatures,

•	rate of self-discharge,

•	shelf life in charged and discharged states,

•	size, shape and design flexibility,

•	time and other constraints on recharging,

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•	safety, environmental and disposal considerations,

•	cost, and

•	various application-specific considerations.

The needs of various battery applications place a different priority on these characteristics, and thus require different solutions. In addition, for each anode/cathode combination there are many alternative ways to design a battery, involving choices of electrolyte and electrode materials and how components are shaped and manufactured. Design choices involve trade-offs and, as a result, improvement in one element of a battery’s performance often comes at a sacrifice of another characteristic. A battery optimized for just one characteristic may not be competitive if its performance in other areas is inferior.

We selected bipolar nickel-metal hydride for development because of its potential to offer superior performance for battery-powered applications at lower cost than many other commercially available battery configurations.

Below are key characteristics of how battery systems are measured and compared:

Energy Density measures the capability of the battery to store energy, in watt-hours per kilogram, which is critical to a battery’s competitiveness. The greater the energy density, the lower the weight and generally the smaller the package required to store and deliver a given amount of energy. Nickel-metal hydride has about twice the energy density of lead-acid systems and also has higher energy density than nickel-cadmium. Nickel-zinc has an energy density comparable to nickel-metal hydride.

Specific Power measures the ability to deliver power on demand and satisfy the needs of a high current-drain device. Lead-acid is typically the best known for starting a car. In power tools, HEV and EV applications, this characteristic is as important as energy density or total capacity. In lower current-drain applications like laptops or hearing aids, energy density and practical run-time are more important and lithium-ion and high energy-density, low current-drain zinc-air systems are commonly used.

Cycle Life is a measure of how many times the battery can be recharged before it is replaced, which is important in affecting the cost in use and, to an extent, convenience. Discharge and recharge cycles can be repeated a number of times in rechargeable batteries, but the achievable number of cycles (cycle life) varies among technologies and is an important competitive factor. All rechargeable batteries experience a small, but measurable loss in energy with each cycle. The industry commonly measures cycle life in number of cycles a battery can achieve until 80% of the battery’s initial energy capacity remains.

Cost is obviously important to the success of a battery system. With automated production lines, lead-acid is currently the lowest cost rechargeable battery. In volume production, we believe that our bipolar nickel-metal hydride battery will be less expensive than other nickel-metal hydride batteries and other rechargeable batteries. However, because we have not yet produced any of our bipolar nickel-metal hydride batteries for volume production, there can be no assurance that our estimates of cost of volume production of our batteries will be accurate.

Environmental and Safety Issues surround most battery systems. Both nickel and metal hydride, while not entirely harmless, are relatively benign compared to other high-performance, rechargeable electrode materials. Lead is toxic, however there are currently systems in place in the developed world to recycle lead. There is pressure in Europe to ban or require recycling of nickel-cadmium batteries due to the toxic nature of cadmium. Nickel-metal hydride batteries can be disposed of in landfills, but are presently recycled due to the high value of their materials. The prospect of stricter environmental legislation relating to the manufacture, disposal and recycling of batteries containing lead or cadmium, both of which are hazard and toxic, if enacted, could enhance the attractiveness of our bipolar nickel-metal hydride battery.

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The Battery Market

Based on our internal estimates, complied from independent industry sources, the battery market consists of several market segments, as shown below. Each market segment has its own price and performance requirements. The market segments available to bipolar nickel-metal hydride batteries are already served by batteries which we believe will have a price or performance advantage.

World Battery Market
(in billions of U.S. dollars)

Market	Annual Sales

[SLL]	$15
Primary	15
Consular	8
Military	2
Industrial	[ ]

The “established high-volume” portion of this market comprises the so-called “4C applications”: cordless power tools, cell phones, computers (laptop) and camcorders. Cordless power tools will be a prime marketing target for our technology because of the premium price paid for high power and low volume.

Another target market for us is the “specialty high-performance” segment (military and industrial applications), where customers are willing to pay a premium for exceptional performance.

In addition, there are “emerging market” segments for 42-volt and hybrid vehicles, electric bicycles and scooters, and distributed energy systems, which are currently growing and may become significant.

The figure below shows global market share by geographic region. These figures indicate that we would potentially be able to serve worldwide markets of $18 billion through our plans to market and manufacture and enter into strategic joint ventures and licenses.

Global Battery Market Share

Market	Percentage

North America	26%
Japan	23%
Asia-Pacific	17%
Europe	17%
Other	17%
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Source: Kline & Company, Inc.

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The table below shows projected markets that we will target for our batteries.

Electro Energy Projected Markets in 2008
(in millions of U.S. dollars)

Government Research and Development	100-150
Specialty Products	200-500
Power-Tools	300-500
Electric Bikes/Scooters	200-500
Automotive, 42-volt and Hybrid Vehicles	15,000-30,000
Utility	1,000-6,000

Total	16,800-37,650

The table below demonstrates our bipolar nickel-metal hydride batteries’ price and performance advantage over conventional nickel-metal hydride and nickel-cadmium batteries. This is the basis for regarding the markets for these two battery types as being available to our bipolar nickel-metal hydride batteries. This table also demonstrates our bipolar nickel-metal hydride batteries’ price advantages over lithium and its ability to meet or exceed lithium’s small size for a given energy requirement (known as volumetric energy density). Based on this, we believe that a significant portion of the power tool market (which we expect will continue to grow) can be served by our bipolar nickel-metal hydride batteries rather than lithium batteries.

Price and Performance Comparisons

Chemistry	Energy Density by Volume (watt hours/kg)	Energy Density by Volume (watt hours/liter)	Power Density (watt/kg)	Typical Cycle Life	Typical Cost (small portable batteries) ($/kilowatt hours)
Ni-MH Electro Energy Bipolar	60-80	200-250	5001000	500-2000	300.600*

Ni-MH Conventional	60-70	150-200	400-500	500-2000	750-1000
Ni-Cd	30-40	100-125	500-750	500-2000	500-600
Principal Balance-Acid	25-40	100-150	200-300	100-200	100-300
Ni-Zn	50-70	100-150	300-400	100-400	350-500
Li-Ion	70-110	200-300	200-300	300-800	2000
Li-PE (polymer electrolyte)	80-120	150-250	150-350	500-1000	2000
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*  Volume production cost based on our internal estimates.
The total market for our bipolar nickel-metal hydride batteries may be divided into three segments: (i) established high performance markets, (ii) specialty high performance markets and (iii) emerging markets.

Established High Performance Markets

Total 2001 revenues for the established high performance markets segment were as follows: $3.08 billion for conventional nickel-metal hydride and nickel cadmium batteries plus a portion of the $3.61 billion lithium ion market.

The figure below shows, on the left, the projected 2001 market by chemistry forecast by the Santa Clara Group, an independent research firm, and, on the right, our potential market share for bipolar nickel-metal hydride batteries in the medium term.

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Projected Battery Market Share by Chemistry

2001 Market Share		Electro Energy Market Share Opportunity (Projected)

Market	Percentage	Market	Percentage

Conv. Ni-Cd	45	BPNi-MH	43
Conv. Ni-MH	28	Conv. Ni-Cd	22
Li-ion	22	Li-ion	17
Li-polymer	5	Conv. Ni-MH	14
		Li-polymer	4

The reason that the nickel-cadmium chemistry presently continues to prevail in a number of markets is that it offers the lowest cost system and performs best at high power. For example, nickel-cadmium batteries dominate the cordless power tool market. Our bipolar nickel-metal hydride battery technology reduces the cost of the nickel-metal hydride battery to be competitive with nickel-cadmium. The increased power capability makes it an ideal candidate for cordless power tools. Further, our bipolar nickel-metal hydride batteries do not contain cadmium, a highly toxic material. In view of these factors, we believe that our bipolar nickel-metal hydride battery could capture as much as 50% of the nickel-cadmium market in the medium term, and also supplant a significant portion of the market held by lower power and more expensive existing nickel-metal hydride technology. The greatest growth area by application is in the cordless power tool market, followed by computers and cell phones, with the lowest growth area being camcorders (a relatively established market at this time).

Our bipolar nickel-metal hydride battery, with its flat cell design, is able to package 3.4 Ah (compared to 2.5 Ah) at the same volume. This represents a 35% advantage in run-time. As the markets for these products expand, cost becomes a greater consideration in battery selection. Accordingly, there is an overwhelming emphasis on reducing the price to broaden the market. The bipolar nickel-metal hydride battery would have a significant cost advantage and would compete very favorably against existing nickel-metal hydride and nickel-cadmium products. We therefore believe that up to 50% of the nickel-metal hydride market could be captured by our proprietary bipolar configuration. The impact of the bipolar nickel-metal hydride battery on the lithium battery market is less clear, since lithium batteries are lighter in weight per unit of stored energy. However, considering that bipolar nickel-metal hydride is comparable on a volumetric energy density basis at higher voltages and will be significantly lower in cost, we believe that we could capture up to 25% of these two markets. The lithium battery system gains weight as voltage and power increase due to additional complexity. We estimate that above 50 volts the systems are comparable with respect to weight and volume. However, we believe that our systems will have the advantages of lower cost and higher power.

Another way to analyze the potential size of the bipolar nickel-metal hydride battery market is to assume that it could capture 25% of each of the market segments by application, as reflected in the figure “Projected Battery Market Share by Chemistry” above. Each of these approaches predicts very significant markets for the bipolar nickel-metal hydride battery. At a 10% compounded growth rate, the worldwide portable battery market is predicted to be $8 billion in 2005. A 25% share for the bipolar nickel-metal hydride battery would mean a market size of $2 billion.

The market analysis described above is based on forecasts of the predicted mix of battery-powered products now in existence. The flat and flexible shape of the bipolar battery along with its other favorable characteristics could open up new product opportunities. This could further expand the markets and create a unique U.S. technology. Critical military applications would benefit by having a U.S. source for high power batteries.

Specialty High Performance Markets

Specialty high performance applications, not including military applications, are lower volume markets that will pay a premium for exceptional performance, such as part 135 and 91 aircraft, utility energy systems, telecom and critical UPS systems. This market can be served by our manufacturing line on an incrementally profitable basis. Total 2001 revenues for the specialty high performance markets segment were $325 million in 2001, representing 15% growth over 2000.

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This product is ideally suited to the military applications that we are already pursuing which include military communications, space applications and military aircraft applications (for which we have developed, on a cost-sharing basis, batteries for F-16 and F-18 fighter aircraft). We have been able to package three times the energy in the same volume and weight as the Hawker lead acid, while providing four times the emergency load capacity at ambient temperature. Although this market is small, serving it is advantageous to us. The development funds and experience gained in manufacturing products for these demanding customers has supported our technology development and continues to position us in that market segment. In addition, the OEM5 serving the military and space agencies for such applications typically also produce commercial products requiring comparable batteries, so that serving this market provides us with commercial sales opportunities.

Emerging Markets

Emerging markets include applications such as hybrid cars and electric bicycles and scooters, including the 42-volt starting application now served by the 12-volt lead acid battery.

Both Honda and Toyota have launched hybrid cars using conventional nickel-metal hydride batteries in the U.S. market. The potential size of this market is significant. Approximately 50,000 of these automobiles have been produced to date.

The potential size of the electric bicycle/scooter market, located mainly in Asia, and to a lesser extent in Europe, is also significant. In these countries bicycles and scooters are widely used as commuter vehicles. Our bipolar nickel-metal hydride technology makes it possible to convert this huge market from gasoline to electric, because, for the first time, adequate range at a modest price is possible through our technology. Most major cities in Asia are experiencing significant air pollution caused by emissions from gas powered bicycles and scooters. Several governments are acting to replace such vehicles with electric counterparts. The availability of bicycles and scooters using our batteries could enhance and accelerate this effort. As an example of the forces behind this market, according to published reports, Taiwan has 12.0 million motor scooters, with an additional 1.0 million purchased each year. Based on our research, we believe that Taiwan is eager to replace these motor scooters with a “green” alternative, and that the country is offering to potential electric scooter buyers incentives that pay substantially all the cost of a scooter’s battery set. As a second example, Shanghai, China initially ordered all 715,000 gas-powered bicycles and scooters off its streets by the year 2000, but subsequently delayed that deadline to 2005 because of the limited availability of electric counterparts.

Business Strategy

Our long-term strategy is to position our technology to be used in battery-powered products with global markets in excess of $500 million through either direct manufacturing or licensing arrangements. We will continue to manufacture specialty nickel cadmium batteries at Colorado Springs, continue government-funded research and development and begin other specialty battery manufacturing at both our Danbury and Colorado Springs locations. We are committed to demonstrating the competitive position of bipolar nickel-metal hydride batteries in multiple markets to avoid the risk of dependence on a single market.

Develop prototype/commercial batteries to serve the established commercial markets, particularly cordless power tool markets and mobile applications. Prototypes will be developed to meet the specifications and target prices of potential large OEM customers. Successful testing by customers is intended to demonstrate the superior performance of our batteries and establish the basis for future sales. The cordless power tool industry is an ideal entry market for our technology, due, in part, to the high power technology, coupled with the industry practice to design the tool around the battery, in order to meet the customer requirements for weight and balance.

Identify and consummate important strategic alliances. This will include possible acquisitions, licenses and joint ventures that will position us with key customers to further grow our business. We have benefited from a technical exchange with a major Japanese battery manufacturer for over a year, which may lead to a broader relationship.

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Establish and operate our first production line. Initially, we intend to target specialty markets which are willing to pay a premium for extraordinary performance (targeted production line start-up is early 2005). We anticipate $0.5 million, $5.0 million and $10.0 million in revenues from specialty markets in 2005, 2006 and 2007, respectively. We believe that these markets can be grown to $14.5 million by 2008. This prototype production line will be used to address the multiple market opportunities described in this Report and to assist us in identifying the market available to our bipolar nickel-metal hydride battery. We believe that additional lines will be necessary to fully address the full market potential of this technology. We plan to continue to produce specialty nickel-cadmium batteries and components at our Colorado Springs facility with a yearly revenue stream of $3 million to $4 million.

Develop prototype batteries (on a cost-shared basis) with strategic customers to serve emerging markets. Emerging markets include aircraft, automotive, 42-volt and hybrid electric cars, and electric scooters/bicycles, on a basis to be negotiated with OEMs. We successfully demonstrated performance and cycle life under a cost share program with PNGV. Prototypes will be further developed to meet the specifications and target prices of potential large OEM customers. Our management plans to only cost share projects that are believed to have significant commercial potential within a five-year time frame.

Maintain continued government support. We plan to continue government supported development at the rate of approximately $3 million to $4 million annually to support the design and development of batteries for specialty applications and continue advancements in our technology. We have a current backlog of government funded and pending development projects of approximately $3 million.

Target Market Segment Strategy

We initially targeted the military and associated markets due to the availability of research and developmental funding. We are now positioned to enter the specialty manufacturing stage of product development, where we plan to initially target the military. The military is a great consumer of batteries and often pays a premium for performance. We then intend to target other users and consumer OEM5. We believe this strategy will enhance our business because:

•
We have significant relationships with the military, which has responded favorably to our products and technology, and for which the applications for our technology are growing. We anticipate successful flight-testing of our batteries in the F-16 fighter jet in the coming year.

•	Our military customers have introduced us to commercial design teams, and we believe that this relationship-based marketing will be greatly beneficial to the military and to us.

•
We have begun building relationships with OEM5 for cordless power tool applications, and expect to convert these relationships into test, evaluation and design programs leading to direct product applications.

We currently have no plans to enter the retail over-the-counter or peg-board markets that consumer battery companies such a as Duracell, Eveready and Rayovac presently dominate in the United States. We may, however, consider licensing arrangements with one or some of these companies.

Based on our understanding of battery market opportunities, competitive technologies and the performance advantages of bipolar nickel-metal hydride batteries, we have developed the following strategy for commercializing our battery business. This strategy is summarized below.

Specialty Batteries

We are in a preferred position to pursue battery products in the specialty market for space, aircraft and military equipment based on our relationship with governmental agencies. Aircraft currently utilize nickel-cadmium and lead acid batteries for auxiliary power and starting applications. We are engaged in a program to develop a bipolar nickel-metal hydride aircraft battery for the F-16. Thus far, in addition to the elimination of toxic cadmium and lead, the battery energy and power density were improved by a factor of two. We intend to pursue this market with ongoing and government development projects.

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The space battery business is currently utilizing nickel-hydrogen and nickel-cadmium rechargeable batteries. Development efforts are underway to develop lithium versions of satellite and space batteries. Our bipolar nickel-metal hydride technology offers a factor-of-two weight improvement over the nickel-hydrogen and nickel-cadmium batteries now used. We believe that our bipolar nickel-metal hydride battery will capture a significant segment of this market due to the weight savings of our battery. This market is willing to pay a premium for a performance/weight advantage.

There are a number of applications for military and portable electronics that presently use rechargeable conventional nickel-metal hydride batteries or non-rechargeable batteries. We believe that the replacement of these batteries with our bipolar nickel-metal hydride batteries would be cost effective. Therefore, we will continue to pursue government-funded development efforts and prototyping products in this area, to position us for high volume manufacturing opportunities.

Cordless Power Tools

The power tool market is also rapidly expanding. Consumers are requesting more powerful electric drills, saws, screwdrivers, nail drivers and other cordless power tools. Industrial and consumer applications exist that encompass a range of requirements and pricing. To date, the battery of choice for all these applications has been nickel-cadmium cylindrical cells. The nickel-cadmium battery has been selected based on its characteristics of good power and modest price. However, there is a considerable desire on the part of power tool makers to replace nickel-cadmium batteries with a battery that would be more environmentally friendly. In some countries, the use of nickel-cadmium batteries is restricted. However, conventional coiled cells typically cannot provide adequate, cost-effective power capability. Recently, some manufacturers have begun the use of cylindrical nickel-metal hydride cells for the power tool requirements. Because of their design, we believe that bipolar nickel-metal hydride batteries can compete successfully in the cordless power tool market. In doing so, our battery will provide 50% more power and twice the energy of nickel-cadmium batteries at a lower manufacturing cost. We believe that our proprietary bipolar wafer design with its inherent high power capabilities will become a preferred product for this market. We intend to allocate resources to developing prototypes for sampling to select OEM manufacturers in this market.

Starting, Lighting and Ignition (SLI) Applications

Starting, lighting and ignition batteries for conventional automobiles are a major business sector for the rechargeable battery industry. Lead acid is the 12-volt battery of choice for this application based on its low cost. We do not anticipate that any other battery type could make serious inroads in this market in the near term because of severe cost restrictions. Therefore, this market is not a targeted area for our technology.

However, there has been a worldwide decision to gradually move the voltage level for conventional automobiles from 12 volts to 42 volts. For the higher voltage applications, our battery may have a future potential but the applications are still uncertain. The Society of Automotive Engineers has agreed that 42 volts should be the standard voltage. The timing of such a move is still in the planning stages with some projections as early as 2005 and with others as far out as the 2010 model year. We intend to closely follow this market and build prototype batteries where appropriate.

Electric and Hybrid Vehicles

•
All Electric Automobiles. The limited range of electric vehicles restricts the market to second car users and delivery vans. Because of the cost and range limitations, all electric vehicles have not received a warm reception to date. The bipolar nickel-metal hydride battery does offer a potentially lower cost and better packaged battery than conventional nickel-metal hydride batteries but does not eliminate the range restriction. Therefore, we will not focus on the electric car market for our technology in the near term. However, we will seek to establish some collaboration agreements with vehicle developers to evaluate our battery technology.

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•
Hybrid Electric Cars and Buses. Both Honda and Toyota launched hybrid cars using conventional nickel-metal hydride batteries in the U.S. in the year 2000. We believe that the price/performance characteristics of bipolar nickel-metal hydride batteries make them an extremely attractive lower cost/higher performance alternative to conventional nickel-metal hydride batteries for this application. We were formerly contracted by The Partnership for a New Generation of Vehicles (PNGV), a partnership of the U.S. “Big 3” automobile manufacturers, to develop a modular battery on a 50/50 cost sharing basis. The result of the program was that our modular battery met the power, and life requirements and approached the cost goals of the program. Due to the probable change from 12V to 42V, PNGV lost a great deal of its momentum and we did not believe it was in our best interest to continue development efforts at that time. Indeed, General Motors and Ford have recently announced their plans to discontinue all their lines of electric cars and trucks due to uneconomical cost structures and insignificant consumer demand. We will continue to market our products to other automakers, in particular Honda and Toyota, to seek potential customer/partner teaming arrangements for this market segment.

•
Electric Bicycles and Scooters. Most major Asian cities are experiencing significant air pollution caused by exhaust emissions from gas-assisted bicycles and gas-powered scooters. As a result, many Asian governments are seeking alternatives to these vehicles. Since the bipolar nickel-metal hydride battery is the first battery to provide adequate range for these vehicles at a reasonable price, we believe that this application represents a large potential market for our bipolar nickel-metal hydride batteries. We plan to develop prototypes for these applications as soon as acceptable terms can be negotiated with an OEM.

Emergency Power Back-up/Load Leveling

There is a broad spectrum of needs for batteries for emergency power back-up, utility load leveling, peak shaving and customer demand side purposes. These markets are driven mainly by initial battery cost and life. The lead acid battery system has been the battery of choice to date. If an alternate battery type were developed that was cost effective on a life cycle basis it could find a share of this market. In 2001, we received a U.S. Department of Energy contract to develop the cell chemistry for distributed power batteries. This contract, which was directed at high power and power quality applications, resulted in revenues of approximately $1.2 million in 2002 and $1.3 million in 2003. We are currently in negotiations to extend this contract throughout 2004.

Industry Analysis - Bipolar Nickel-Metal Hydride Batteries

We believe we must become a successful producer of bipolar nickel-metal hydride batteries in order to fully develop our technology value and command the highest possible licensing fees. This is partly because our product is unique, and its processing requires different equipment than what is generally available in the industry. We will, however, continue to pursue on a global basis, the licensing of our technology to, or joint venturing with, manufacturers to assist us in expanding market penetration.

We believe that, as a producer, it is important to work with both the purchasing groups and design engineers of military and consumer electronic OEMs. Our products will be competing with products that are familiar to the design engineers. We offer designers a lighter, smaller and higher power product. We have found designers to be relatively open to our new technology. We believe that we will be very cost competitive, but we do not have the extensive real-world testing in the designers’ products that our competitors have. We therefore must use the various contacts and testing by the military to induce designers to embrace our products.

Industry Participants

There are several players involved in the worldwide rechargeable battery industry. The industry is divided by chemistry: lead acid, nickel, lithium and others. There are many small development houses that perform contract work and support the larger companies, at times crossing technology boundaries. In the battery industry these small research houses are often first to develop a vast majority of new technology.

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The lead acid industry has carved out the commodity automotive SLI market. They produce low cost batteries extremely efficiently, at times at only $1/battery profit ($2/kwh). This market shows slow growth and is not currently of interest to us. There are a few small consumer applications that still use lead acid batteries in cylindrical and flat plate configurations. We believe that we or others will penetrate these niche markets in the short term. Lead acid competes solely on initial cost, since its cycle life is not good in applications requiring high power and cycle life. In late 2000, Johnson Controls, Inc. purchased Optima Batteries. We believe that Johnson Controls intends to use the Optima technology along with the technology gained from its license from Bolder Technologies to meet the 42 Volt SLI market. We doubt whether the lead-acid technology will meet all the demands of the 42 Volt market, but the combination of both technologies plus Johnson Controls’ strong automotive ties may allow it to merge into the 42 Volt market and even slow the total conversion to 42 Volt market by the automotive manufacturers. Exide does not appear to have a product for the 42 Volt market at this time and has filed for reorganization under bankruptcy. Exide may be able to regroup as a lower cost producer, possibly further delaying automotive migration to non lead acid batteries. Delphi Automotive appears to be investigating lithium systems for the application, but, by its own report, has had limited success.

The nickel battery business is made up of several large companies and a few small companies like us. Nickel batteries normally include cadmium, hydrogen, hydride and zinc. Cadmium batteries had been the backbone of portable electronics until environmental concerns of cadmium toxicity led to its replacement by the hydride system. There are two basic hydride systems in the marketplace, commonly known as AB2 and AB5. The AB2 system is manufactured by Ovonic. Ovonic has had an aggressive licensing and litigation campaign to make industry participants use its hydride of AB2, but even with the licensing agreements in place, most companies are using the AB5 low-pressure system. This is due primarily to that system’s easier battery design, and reproducible active materials. We do not believe that the Ovonics patents are relevant to its design. SAFT of France, SANYO, Matsushita (Panasonic) of Japan, Gold Peak, Great Power and Shida Battery of China are the predominate players. The nickel zinc system has been under development for a long time. If successful, it would be a lower cost system compared to other conventional nickel batteries but long life is an issue in many applications. Evercel was the most recent developer/manufacturer, but appears to have not been able to create a viable product for its selected markets.

The rechargeable lithium battery industry is also growing rapidly. The development of the intercalated carbon electrode has improved the safety of the lithium system significantly. There are many smaller companies developing the technology and they have identified the key development hurdles to be addressed. The rechargeable lithium battery leader is Sony of Japan. The majority of developers worldwide are using the Sony technology as the baseline with only modest improvements being made. The systems offer good energy but lower power than most nickel systems. The systems can operate at a slightly higher temperature than nickel batteries but do not operate at temperatures below -10°C, an unacceptable limitation for many applications. Sanyo is second to Sony in market share in this chemistry. The development funds from the Private Venture Fund will provide us with an opportunity to evaluate the applicability of our wafer cell design to the lithium chemistry and if successful, it will add to our product mix and be a significant advancement to the baseline technology. The development is directed initially at a specialty application but has strong commercial application potential.

Our Solution

Bipolar Nickel-Metal Hydride Technology

We have developed a unique, advanced-design bipolar nickel-metal hydride battery that is high power high energy, long life, clean, safe, and low cost to be used in a broad range of applications. The primary use of the funds obtained in the private placement is to commercialize this technology.

Bipolar nickel-metal hydride battery technology provides considerable performance advantages over conventional battery systems. The bipolar nickel-metal hydride battery design also delivers superior energy density and cost advantages over conventional nickel-metal hydride and nickel cadmium battery designs. Bipolar nickel-metal hydride batteries are approximately one half the weight and size and have three times the life of the best commercially available lead acid batteries.

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Our patented bipolar battery design and plastic bonded electrode technology represent established technological advancements in the nickel-metal hydride battery industry for high volume, high power applications. This technology also offers what we believe to be a sustainable cost advantage over conventional nickel-metal hydride and nickel cadmium battery designs. This cost advantage positions our bipolar battery technology to be the most likely technology to meet the performance and cost requirements of many consumer electronics (power tools), commercial bikes, scooters, hybrid electric vehicles (HEV5) and distributed energy applications.

Importance of Bipolar Nickel-Metal Hydride Technology

Our bipolar nickel-metal hydride battery technology offers a sustainable cost advantage with high energy density and high power density capabilities. The bipolar wafer cell and plastic bonded electrode technologies are unique in their cost-to-performance ratio. The improvements in energy density from the bipolar wafer cell and the plastic bonded electrodes are significant when viewed in light of the design goals for many applications.

A number of manufacturers around the world are pursuing the development of conventional cylindrical and prismatic battery designs for the nickel-metal hydride system. The most notable manufacturers are Matsushita Electric Industrial Co., Ltd., Sanyo Electric Co., Ltd. and Toshiba Corp. in Japan, SAFT of France, and Cobasys, formerly Texaco (GM)-Ovonic, in the United States. This attests to the cost/performance advantages of the basic nickel-metal hydride battery chemistry. This cost performance ratio is enhanced by our technology.

Our bipolar nickel-metal hydride battery is a unique, clean, safe battery technology that is ideally suited for many applications.

Conventional cylindrical and small prismatic nickel-metal hydride batteries have become commercial successes as rechargeable power sources for a variety of portable electronic equipment. Conventional nickel-metal hydride batteries are utilized in the two major automotive HEVs, the Toyota Prius and the Honda Insight, and have been demonstrated as a high-performance option in the General Motors EV1 (an all-electric vehicle). The commercial success of nickel-metal hydride electric vehicle batteries will require a lower cost with better energy density than provided by conventional nickel-metal hydride batteries. Our technology has been proven to meet the life requirements under accelerated testing for HEV applications.

Nickel-Metal Hydride Battery Systems

Environmental considerations have become paramount in this decade and will drive the evolving battery market. Lead acid and nickel-cadmium chemistries suffer from the presence of undesirable heavy metals. It is generally accepted that lead acid batteries do not offer an acceptable energy density for many applications. Highly toxic cadmium has rendered nickel-cadmium batteries undesirable for commercial products. The overriding goal of eliminating highly toxic materials from rechargeable batteries, the environmentally benign characteristic of the nickel-metal hydride system, and the entry of the nickel-metal hydride system into the commercial marketplace in small spirally wound cylindrical cells have elevated this system’s appeal.

Nickel-metal hydride batteries have the potential to become the preferred system for many future applications based on its high power density and high energy density, sealed maintenance-free operation, and long stable cycle-life. While lithium rechargeable batteries have higher energy per unit of weight than nickel-metal hydride batteries, they are costly, complex to control during charge and discharge, and potentially hazardous due to the reactivity of lithium and the electrolyte. In fact, in applications where the volume of a flat shaped battery is of primary importance, our bipolar nickel-metal hydride batteries out perform lithium rechargeable batteries, but at a much lower cost, while delivering higher power. We plan to continue to also sell specialty nickel-cadmium batteries and lithium batteries in the future. No one battery type does all things for all applications and some chemistries are best suited for a given application. By having a broad mix of products, we can be more responsive to customer needs, making competitive, superior products for many applications.

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Our Bipolar Nickel-Metal Hydride Battery System

For more than a century, conventional rechargeable batteries have been based on a design geometry that is termed monopolar. Unlike a bipolar cell, monopolar cells have no electrically conductive “bipolar” plate that simultaneously contacts both a positive and negative electrode. Rather, the current in the individual electrodes in a monopolar cell is conducted through a comparatively torturous path of wire grids and edge leads, through tabs to external cell terminals. These monopolar cells are then connected in series through a bus bar to create a battery of the desired voltage. An automotive battery, for example, has six 2.0 Volt cells in series (in a single battery case).

Unfortunately, traditional monopolar designs do not use space efficiently. Current must flow through a long resistive pathway in the plane of the electrodes, through the wire grids, tabs and interconnections. Not only do these connections take up valuable space and add weight, but they also create bottlenecks, which degrade high-power performance, that is essential for many present and future battery applications.

A bipolar design, in contrast, maximizes space allocation and power by eliminating the monopolar electrode interconnects, tabbing, and current collector grids. The pathway for current is the cell thickness.

We have developed a unique approach to the design of a bipolar battery based on the use of stackable wafer cells. Our bipolar nickel-metal hydride battery design consists of a stack of flat single wafer cells. Each 1.2-volt unit cell is contained in a sealed conductive envelope such that the cell faces act as positive and negative cell terminals. Current flows through the cell interfaces. Batteries of a desired voltage are constructed by stacking the cells like a deck of cards in an outer container. This design approach eliminates weight and volume normally taken up by individual cell terminals and cases as well as internal components such as current collectors and grids. The result is higher energy power density for the bipolar batteries.

In many battery applications, charge and discharge rate capability is paramount. Rate capability in bipolar batteries is significantly improved because current flow is perpendicular to the electrode plane, across the electrode interface(s), bypassing the bottlenecks encountered in a monopolar design.

Because there are no leads attached to individual electrodes, the components can be symmetric, and thereby are well suited to low-cost manufacture. Cost-savings are also attributable to the use of plastic-bonded electrode technology. These highly conductive electrodes are fabricated from a dry mix process that is far less costly than the traditional multi-step labor-intensive techniques used to manufacture plaque-based or nickel foam based electrodes. The wafer cell design scales well to large systems.

Competitive Comparison and Competitors

We have developed a bipolar nickel-metal hydride battery that is up to 50% more powerful, 40% smaller, 30% less costly to manufacture, compared to other nickel-metal hydride batteries. Nickel-metal hydride batteries are direct replacements for nickel-cadmium batteries and are environmentally friendly, containing no toxic heavy metals such as lead and cadmium, or organic solvents, such as those used in lithium batteries. Nickel-metal hydride batteries have excellent cold weather performance, providing power in harsh environments where other battery technologies would be unable to function.

We face competition from a number of companies including established and new manufacturers of batteries, and manufacturers of alternative power sources, most of which are significantly larger and have greater financial and marketing resources.

Procurement of Government Contracts

We will compete for most of our government development contracts in an open bidding process. Requests for Proposals (RFP5) are generally advertised in FedBizOpps, an electronic government publication. Bids are generally due from 30 to 60 days after the release of the RFP and the ensuing proposal evaluation process generally requires three to six months.

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We have typically bid on three types of government contracts: (I) CPFF, (ii) T&M and (iii) fixed price. CPFF contracts provide for reimbursement for all of our allowable costs and a fixed profit. T&M contracts require us to provide a certain number of labor hours at a rate prescribed by the contract. We are reimbursed for the hours spent on T&M contracts at the prescribed labor rate for each category and for all materials utilized. The fee in a T&M contract is generally slightly higher than for CPFF contracts. Fixed-price contracts require us to deliver the work product described in the work statement at a fixed price, which has the largest risk to us, but generally also has the largest potential profit margin. In the year ended December 31, 2003, approximately, 78%, 0% and 22% of Electro Energy’s government contract revenues were derived from CPFF, T&M and fixed-price contracts, respectively.

The nature of our government contracts requires ongoing interaction between our key management and technical personnel and the various government agencies. These interactions provide us with useful insight with respect to our customers’ needs, and lead to opportunities through solicited or unsolicited proposals to address these needs. Our management has also historically participated on several energy and power committees such as the SAE Power Systems and NASA review panels. In addition, through our ongoing contracts and our efforts to position itself as a technology resource to government groups, we have improved our ability to expand our business opportunities.

Suppliers

We have been working with our suppliers in the development of our bipolar nickel-metal hydride battery. The construction of the bipolar nickel-metal hydride battery utilizes a large percentage of nickel-metal and its alloys, hydride materials and plastics. Therefore, we have built a good working relationship with our suppliers for both nickel-hydroxide and metal hydride. We have supply relationships with UMEX, 0MG and Tanaka, a Japanese supplier. INCO of Canada, a supplier of specialty nickel powders and nickel-based chemicals, has also become a supplier to us.

We also use a low-pressure metal hydride (AB5) alloy in our development and fabrication processes. There are many alloy suppliers, but we are presently working with Santoku, formally Rhodia, and Treibacher Auermet. We have not to date experienced any shortages in the availability of the alloy, although an effort to optimize the alloy for expanding applications and lower cost is ongoing.

Other materials utilized in our design, such as metal foils, plastics and adhesives, are commodities and should not become a supply issue. However, due to possible formulation changes, we will continue to monitor these materials, and ask the manufacturers to notify us if formulations are changed so that we can seek other materials if necessary.

Future Products

We plan on continued use of government support to facilitate product and technology development. By capitalizing on our proven ability to obtain grants, Small Business Innovation Research contracts (SBIR) and application contracts, we intend to continue our development of customized power sources and apply those developed technologies to both the government and commercial market sectors. We have typically responded annually to three to five SBIRs along with three to four major application specific programs.

Since our founding, we had not been actively trying to apply our technology to commercial products since the technology was not ready to be deployed on a large-scale basis. However, in late 2003, we reached a point in the development of our technology where niche marketing and product definition is only limited by our ability to manufacture. The technology has been thoroughly evaluated and its capabilities and weaknesses have been assessed. We are now able to apply the technology towards specific applications. Our present government contracts have expanded our potential products into aerospace, including NASA and commercial satellite power, electric and hybrid vehicles, aircraft, military pulse power missions, distributed energy and power systems. Future commercial opportunities which we intend to exploit include cordless power tools, utility and residential peak shaving, power factoring and conditioning systems, electric bikes and scooters, EV5 and HEVs.

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In pursuing the commercial development of our technology, we will add a marketing individual who will make commercial customer contacts, gain insight into market opportunities and interface with customers to coordinate the development of special prototypes for various market segments.

Intellectual Property

We regard our battery technology and production processes as proprietary and relies primarily on a combination of domestic and foreign patent and trade secret laws of general applicability, employee confidentiality and invention assignment agreements, licensing and OEM protection agreements and other intellectual property protection methods to safeguard our technology and processes.

We hold seven issued United States patents, which expire beginning in 2012 and ending in 2020. We also hold four issued foreign patents and a number of pending foreign patent applications, which cover the technology that is the subject of the United States patents. These include (i) bipolar electrochemical battery of stacked wafer cells; (ii) method of making electrodes for bipolar electrochemical battery; and (iii) method for preparing conductive electrochemically active material. In addition, we have new applications pending and a number of new inventions for which we intend to file additional patent applications both domestically and internationally as we continue to improve our existing technology, develop new technology and make advances to our bipolar nickel-metal hydride battery.

Government Regulation

Because of our participation in government contracts, we will be subject to audit from time to time for our compliance with government regulations by various agencies, including the Defense Contract Audit Agency, the Defense Investigative Service and the Office of Federal Control Compliance Programs. These and other governmental agencies may also periodically conduct inquiries or investigations that may cover a broad range of our activity. Responding to any such audits, inquiries or investigations may involve significant expense and divert management attention. In addition, an adverse finding in any such audit, inquiry or investigation could involve penalties that may be significant.

Our facilities will also be subject to a broad range of federal, state and local laws and regulations relating to the environment, including those governing discharges to the air, water and land, the handling and disposal of solid and hazardous substances and wastes and the remediation of contamination associated with releases of hazardous substances at our facilities and at off-site disposal locations. Risk of environmental liability is inherent in our business, and there can be no assurance that material environmental costs will not arise in the future. In particular, we might incur capital and other costs to comply with increasingly stringent environmental laws and enforcement policies.

We believe that we operate our business in material compliance with applicable government regulations.

Employees

As of June 9, 2004, we had 65 employees. We enjoy good employee relations.

Description of Property

We are located in two leased facilities at 30 Shelter Rock Road, Danbury Connecticut and 3820 South Hancock Expressway, Colorado Springs, Colorado. The 14,000-square-foot Connecticut facility includes offices, battery fabrication and testing departments, pilot equipment, process development and machine shop areas. Presently, batteries, test cells for customers and laboratory testing hardware are fabricated at this site manually, or with hand operated tools.

We have a fully automated state-of-the-art battery testing facility in Connecticut, managing data acquisition, cycling, and thermal testing. The facility can test over 1,500 different cells/batteries at any given time, each with their own test regime. In addition, we have computer assisted design (CAD) capabilities, and each engineer, technician and administrative person, has his/her own computer work station.

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The monthly rent for the Danbury, Connecticut facility is approximately $9,239 under a lease expiring in July 2005. We are currently developing process equipment to automate our electrode fabrication and cell assembly processes, and intend to lease additional space as necessary.

The 43,000-square-foot facility in Colorado Springs consists of a dry powder nickel sinter line, a wet slurry nickel sinter line, to make nickel plaque, facilities for vacuum impregnation and electrochemical impregnation of nickel and cadmium electrodes, water treatment facilities, electrode and battery formation equipment, assorted battery fabrication and assembly equipment, and battery test facilities. The monthly rent for this facility is $23,875 under a lease expiring in March 2009.

Cautionary Statements

If any of the events described in the following material risks were to occur, our business, financial condition or results of operations would likely suffer.

Risks Relating To Our Company

We are still in an early stage of development and have a history of operating losses and uncertain future profitability. We were founded in 1992 and have principally been engaged in research and development activities. We have incurred significant operating losses since inception. We expect to incur larger losses in the future as we continue our product development efforts and seek to expand our production, sales and marketing capabilities. We have not yet developed bipolar nickel-metal hydride batteries for commercial sale that are capable of generating significant commercial revenues. We cannot anticipate when, or if, we will generate significant commercial sales revenues or achieve profitability in the future.

We have historically been dependent on government funding. To date nearly all of our revenues have been derived from development contracts or subcontracts funded by agencies of the U.S. government. Government development contracts or subcontracts accounted for approximately 95% and 78% of Electro Energy’s revenues during the years ended December 31, 2002 and 2003, respectively. We expect, at least in the near term and possibly longer, to continue to derive a significant amount of our revenues from our government contracts business. As a result, our revenues could be adversely impacted by a decrease in defense spending by the U.S. government. Any failure by us to replace revenues attributable to a significant defense program or contract at the end of such program or contract, whether due to cancellation, spending cuts, budgetary constraints or otherwise, could have an adverse effect upon our business, operating results and financial condition in future periods.

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Our products may not be accepted in the marketplace by OEMs or by consumers. We believe that our future growth and increased profitability are largely dependent upon our success in commercial markets, in which we have yet to begin competing. We believe that while the technologies used in our government and commercial sectors have similarities, the business aspects of operating in such sectors differ significantly. Achieving market acceptance of our bipolar nickel-metal hydride batteries will require substantial marketing efforts and expenditures of significant funds. In addition, to achieve market acceptance, our bipolar nickel-metal hydride batteries must offer significant price and/or performance advantages over other current and potential alternative battery technologies in a broad range of applications. We cannot be certain that our bipolar nickel-metal hydride batteries will achieve or sustain any such advantages. Even if our bipolar nickel-metal hydride batteries provide meaningful price or performance advantages, there can be no assurance that they will achieve or maintain market acceptance in any potential market application. The success of our products will also depend upon the level of market acceptance by original equipment manufacturers (OEMs) and other customers, which incorporate our bipolar nickel-metal hydride batteries, over which we have no control. No assurance can be given that we will receive adequate assistance from OEMs to successfully commercialize our products. If our bipolar nickel-metal hydride batteries do not achieve and maintain significant price and/or performance advantages over other technologies and achieve significant and sustained market acceptance, or if customers’ applications which incorporate our products do not achieve lasting market acceptance, our business, results of operations and financial condition could be seriously impacted. Our efforts will be subject to all of the risks associated with the commercialization of new products including, but not limited to, unanticipated delays, expenses, technical problems or difficulties, as well as the possible insufficiency of funds to implement our strategy. We cannot be certain that our marketing efforts will result in significant commercial revenues or allow us to achieve profitability. Because there is currently no commercial market for our bipolar nickel-metal hydride batteries, it is difficult to assess or predict with any assurance the growth rate, if any, or the size of the market for such batteries. We cannot be certain that the commercial market for our bipolar nickel-metal hydride batteries will develop, or that our batteries will achieve market acceptance. If the commercial market for our batteries fails to develop, develops slower than expected or becomes saturated with competitors, or if our products do not achieve significant market acceptance, our business, operating results and financial condition will be seriously impacted.

Battery technologies are rapidly evolving, and we may be unable to remain competitive if we are unable to keep pace with evolving technologies. The battery industry has experienced, and is expected to continue to experience, rapid technological change. There can be no assurance that our products will be able to compete effectively in any of our targeted market segments. Various companies are seeking to enhance traditional battery technologies, such as lead acid and nickel-cadmium, and other companies have recently introduced or are developing rechargeable batteries based on lithium and other emerging and potential technologies. We cannot guarantee that competing technologies that outperform our batteries will not be developed and successfully introduced by other companies.

We will face substantial future capital requirements that it may not be able to satisfy, and which may cause us to delay or curtail our business plan. Our capital requirements in connection with our development, testing, production, sales and marketing activities will be significant. We are not currently generating sufficient revenues from our operations to fund our activities and execute our business plan. Therefore, we are dependent on the continued receipt of funding from government development contracts to continue the development, production, marketing and sales of our products. We cannot be certain that we will be able to generate sufficient revenues in the future to fund our activities. In the event that the proceeds of the private placement prove to be insufficient to execute our business plan (due to a change in our plans or a material inaccuracy in our assumptions or as a result of unanticipated expenses, technical difficulties or other unanticipated problems), we would be required to seek additional financing sooner than currently anticipated. We have no current arrangement with respect to, or sources of, additional financing. The inability to obtain additional financing, when needed, could have a detrimental effect on us. Further, in the event that we require additional financing, such financing will probably result in the dilution of shareholders’ percentage interests in our company.

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Our financial performance will depend almost entirely on the development of a demand for our bipolar nickel-metal hydride batteries, for which there is currently no market. Our financial performance will depend in large part on the development of a demand for our bipolar nickel-metal hydride batteries. There is currently no commercial market for this technology, and the markets into which we intend to expand are currently served by other types of batteries, which are established and accepted in such markets. If the demand for our bipolar nickel-metal hydride batteries develops slower than we currently anticipate, then this could cause a detrimental effect on our business, operating results and financial condition.

Our patent portfolio and trade secrets do not assure that competitors or others cannot eventually develop technologies similar or superior to our battery technologies. Our success is dependent on our ability to maintain the proprietary nature of our technology and production processes through a combination of domestic and foreign patent and trade secret protection, non-disclosure agreements and licensing agreements. We cannot be certain that any of the patents issued to Electro Energy as of the date of this Report will provide meaningful protection against a competitor, or that any pending patent application will be granted. In addition, patent applications filed in foreign countries are subject to laws, rules and procedures that differ from those of the United States, and thus there can be no assurance that foreign patent applications related to issued United States patents will issue. In addition, if these patent applications issue, some foreign countries provide significantly less patent protection than the United States. The status of patents involves complex legal and factual questions and the breadth of claims issued is uncertain. Accordingly, there can be no assurance that our patents, and any patents that may be issued to us in the future, will afford protection against competitors with similar technology. In addition, no assurances can be given that patents currently issued to us or to be issued in the future to us will not be infringed upon, reverse engineered or designed around by others or that others will not obtain patents that we would need to license, reverse engineer or design around. If existing or future patents containing broad claims are upheld by the courts, the holders of such patents could require other companies, which would potentially include us, to obtain intellectual property licenses from them or else to reverse engineer or design around those patents. If we are found to be infringing upon third-party patents, there can be no assurance that we would be able to design around or reverse engineer such patents or that any necessary licenses would be available on reasonable terms, if at all.

We could incur substantial costs in defending ourselves and potentially others in litigation or prosecuting infringement claims against third parties. If the outcome of any such litigation were unfavorable to us, our business, financial condition and results of operations could be seriously impacted. To determine the priority of inventions, we may have to participate in interference proceedings in the U.S. Patent and Trademark Office or comparable proceedings in foreign patent offices, which could result in substantial cost to us and may result in an adverse decision as to the priority of our inventions. Similarly, we may have to participate in opposition proceedings in foreign patent offices, which could result in substantial cost to us and may result in an adverse decision as to the patentability or scope of our pending foreign patent applications.

In addition to patent protection, we will rely on the law of unfair competition and trade secrets to protect our proprietary rights. We consider several elements of our production process to be trade secrets. We attempt to protect our trade secrets and other proprietary information through agreements with customers and suppliers, proprietary information agreements with employees and consultants, enforcement of state and federal statutory and common law, and other security measures. However, third parties may independently develop substantially equivalent proprietary information and techniques, or otherwise gain access to our trade secrets or disclose such technology, which could have a detrimental effect on our business, results of operations and financial condition. We cannot be certain that our efforts to vigorously protect our rights will always be successful.

The commercial success of our batteries is highly dependent on our ability to manufacture our products at competitive costs. To be successful, we must manufacture commercial quantities of high quality products at competitive costs. Even if our current research and development activities result in the design of batteries with commercially desirable characteristics, we will have to manufacture, in commercial quantities, products with appropriate performance characteristics, at competitive costs. The cost estimates for competitive comparisons set forth in this Report are based upon our internal estimates and will have to be verified in the scale up to full production.

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Our ability to manufacture our products at competitive costs will be dependent on our ability to obtain raw materials from sole or limited source suppliers. We are dependent on sole or limited source suppliers for certain key raw materials used in our products, particularly nickel-hydroxide and metal-hydride alloys. Currently, we generally purchase sole or limited source raw materials pursuant to purchase orders placed from time to time and have no long-term contracts or other guaranteed supply arrangements with our sole or limited source suppliers. We cannot be certain that our suppliers will be able to meet our requirements relative to specifications and volumes for key raw materials, that we will be able to locate alternative sources of supply or that we will be able to purchase raw materials at an acceptable cost. In addition, the raw materials that we will utilize must be of a very high quality. We at times in the past have experienced delays in product development due to the delivery of non-conforming raw materials from our suppliers.

Our manufacturing facilities are subject to federal, state and local environmental laws and regulations because batteries contain hazardous materials. Our facilities are subject to a broad range of federal, state and local laws and regulations relating to the environment, including those governing discharges to the air, water and land, the handling and disposal of solid and hazardous substances and waste and the remediation of contamination associated with releases of hazardous substances at our facilities and at off-site disposal locations. Risk of environmental liability is inherent in our business and no assurance can be given that substantial environmental costs will not arise in the future. In particular, we might incur capital and other costs to comply with increasingly stringent environmental laws and enforcement policies.

A battery is composed of chemicals and other materials which may be hazardous to human health if damaged or if the chemicals inside the battery leak. Battery technologies vary in relative safety as a result of their differing chemical compositions. Most battery technologies incorporate a liquid electrolyte which, if leaked, may be dangerous. In addition, in the event of a short circuit or other physical damage to the battery, the liquid electrolyte may be free to flow to the reaction site and produce a continuous chemical reaction. This reaction may result in excess heat or a gas release and, if not properly released, may explode and harm individuals in the immediate proximity. Our bipolar nickel-metal hydride battery appears to minimize these risks because there is no free electrolyte in the cells. Nevertheless, we have not fully completed safety testing and do not know whether the advantages inherent in our technology will make the battery as safe as or safer than other battery technology. In addition, each new battery design requires new safety testing. We cannot guarantee that safety problems will not develop with respect to our battery technology that would prevent, delay or impair commercial introduction.

We incorporate safety policies in our research and development activities and will do so in our production processes, although no assurance can be given that an accident in our facilities will not occur. Any accident, whether caused by the use of a battery or in our operations, could result in significant delays or claims for damages resulting from injuries, which would seriously impact our business, operating results and financial condition.

Our exposure in a future product liability action could exceed our insurance coverage. We may be held liable if any product we develop in the future, or any product which is made with the use of any of our technologies, causes injury or is found otherwise defective during product testing, manufacturing, marketing or sale. We do not currently maintain product liability insurance. Although we intend to obtain product liability insurance, we may not have insurance coverage sufficient in amount and scope against potential liabilities or the claims may be excluded from coverage under the terms of the policy. Furthermore, product liability insurance is becoming increasingly expensive. As a result, we may not be able to obtain sufficient amounts of insurance coverage, obtain additional insurance when needed, or obtain insurance at a reasonable cost, which could prevent or inhibit the commercialization of our products or technologies. If we are sued for any injury caused by our products or technology, our liability could exceed our total assets. Any claims against us, regardless of their merit or eventual outcome, could have a detrimental effect upon our business, operating results and financial condition.

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The departure of or failure to recruit key personnel could have a detrimental effect on us. Our success will depend to a significant extent upon a limited number of members of senior management and other key employees, particularly our founder, Chairman and Chief Executive Officer, Martin G. Klein, and our President and Chief Operating Officer, Michael Eskra. We will also rely on consultants and advisors to assist us in formulating our research and development strategy. The loss of the services of one or more key managers or other employees could have a materially adverse effect upon our business, operating results or financial condition. In addition, we believe that our future success will depend in large part upon our ability to attract and retain additional highly skilled technical, management, sales and marketing personnel. There can be no assurance we will be successful in attracting and retaining such personnel, and the failure to do so would have a detrimental effect on our business, operating results and financial condition.

Risks Relating To Our Common Stock

We have broad discretion over the use of a significant portion of the net proceeds of the private placement, and if we do not wisely allocate the proceeds, our business plan will be hampered. We have broad discretion to allocate a significant portion of the net proceeds of our recently-completed private placement. Our management will determine, with our Board of Directors, but without the need for stockholder approval, how to allocate a significant portion of these proceeds. If we do not wisely allocate the proceeds, our ability to carry out our business plan will be hampered. The timing and amount of our actual expenditures are subject to change and will be based on many factors, including:

•	the rate of progress of our research and development programs;

•	the results of our battery testing;

•	the time and expense necessary to achieve domestic and foreign customer acceptance and any necessary regulatory approvals;

•	competitive technological, market and other developments;

•	our ability to attract and retain quality employees; and

•	our ability to implement our sales, marketing, clinical research, product development, manufacturing, and investor/public relations plans.

There has previously been no active public market for our common stock, and our stockholders may not be able to resell their shares at or above the price at which they purchased their shares, or at all. There has been no active public market for our common stock. We have not disclosed in this Report information regarding past trading of our common stock because we will be conducting an entirely different type of business following the merger. An active public market for our common stock may not develop or be sustained.

The market price of our common stock may fluctuate significantly in response to factors, some of which are beyond our control, such as product liability claims or other litigation; the announcement of new products or product enhancements by us or our competitors; quarterly variations in our competitors’ results of operations; changes in earnings estimates or recommendations by securities analysts; developments in our industry; and general market conditions and other factors, including factors unrelated to our own operating performance.

The stock market in general has recently experienced extreme price and volume fluctuations. In particular, market prices of securities of medical device companies have experienced fluctuations that often have been unrelated or disproportionate to the operating results of these companies. Continued market fluctuations could result in extreme volatility in the price of our common stock, which could cause a decline in the value of our common stock. Price volatility might be worse if the trading volume of our common stock is low.

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Additional risks may exist since we became public through a “reverse merger” or “reverse public offering.” Securities analysts of major brokerage firms may not provide coverage of us since there is no incentive to brokerage firms to recommend the purchase of our common stock. No assurance can be given that brokerage firms will want to conduct any secondary offerings on behalf of us in the future.

There are additional costs of going public and those costs may be material to our ability to be profitable. We have become a publicly-traded company and, accordingly, subject to the information and reporting requirements of the U.S. securities laws. The public company costs of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC and furnishing audited reports to stockholders will cause our expenses to be higher than they would be if we remained privately-held and did not enter into the merger. In addition, we will incur substantial expenses in connection with the preparation of the registration statement and related documents with respect to the registration of the shares issued in the private placement.

Our common stock may be considered “a penny stock” and be difficult to sell. The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock has usually been less than $5.00 per share and therefore may be designated as a “penny stock” according to rules of the SEC. This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of our stockholders to sell their shares. In addition, since our common stock is currently traded on the OTC Bulletin Board, stockholders may find it difficult to obtain accurate quotations of our common stock and may experience a lack of buyers to purchase such stock or a lack of market makers to support the stock price. While we expect to apply for approval for the listing our common stock on the American Stock Exchange or the Nasdaq SmallCap Market, we cannot be certain that we will receive such approval.

A significant number of our shares are eligible for sale, and their sale could depress the market price of our stock. Sales of a significant number of shares of our common stock in the public market could harm the market price of our common stock. As additional shares of our common stock become available for resale in the public market pursuant to the registration of the sale of the shares issued in the private placement, and otherwise, the supply of our common stock will increase, which could decrease its price. Some or all of the shares of common stock issuable upon the conversion of the Series A Convertible Preferred Stock and upon the exercise of the warrants pursuant to the private placement may be offered from time to time in the open market pursuant to Rule 144, and these sales may have a depressive effect on the market for the shares of common stock. In general, a person who has held restricted shares for a period of one year may, upon filing with the SEC a notification on Form 144, sell into the market common stock in an amount equal to the greater of 1% of the outstanding shares or the average weekly number of shares sold in the last four weeks prior to such sale. Such sales may be repeated once each three months, and any of the restricted shares may be sold by a non-affiliate after they have been held two years. Holders of “restricted” securities have agreed not to sell, transfer or otherwise dispose of their shares of common stock for a period of time after the closing of the private placement.

Our principal stockholders have significant voting power and may take actions that may not be in the best interest of other stockholders. Our officers, directors and principal stockholders and their affiliates control approximately 64.4% of our outstanding common stock, on a fully diluted basis. If these stockholders act together, they may be able to exert significant control over our management and affairs requiring stockholder approval, including approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock. This concentration of ownership may not be in the best interests of all our stockholders.

We do not anticipate paying dividends in the foreseeable future, and the lack of dividends may have a negative effect on the stock price. We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings to support operations and to finance expansion and therefore do not anticipate paying any cash dividends on our common stock in the foreseeable future.

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We are subject to critical accounting policies, and we may interpret or implement required policies incorrectly. We follow generally accepted accounting principles for the United States in preparing our financial statements. As part of this work, we must make many estimates and judgments about future events. These affect the value of the assets and liabilities, contingent assets and liabilities, and revenue and expenses that we report in our financial statements. We believe these estimates and judgments are reasonable, and we make them in accordance with our accounting policies based on information available at the time. However, actual results could differ from our estimates, and this could require us to record adjustments to expenses or revenues that could be material to our financial position and results of operations in future periods.

Special Note Regarding Forward-Looking Statements

Some of the statements under “Cautionary Statements,” “Description of Business” and elsewhere in this Report constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.

Such factors include, among other things, those described under “Cautionary Statements” and elsewhere in this Report. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this Report.

Directors and Executive Officers After the Merger

The following table sets forth information regarding the members of our board of directors and its executive officers. The directors listed below will serve until the next annual meeting of our stockholders.

Name	Age	Position

Martin G. Klein	67	Founder, Chairman of the Board of Directors and Chief Executive Officer
Michael D. Eskra	47	President, Chief Operating Officer and member of the Board of Directors
Joseph Engelberger	76	member of the Board of Directors
Warren D. Bagatelle	65	member of the Board of Directors
Farhad Assari	43	member of the Board of Directors
Audra J. Mace	33	Chief Financial Officer and Secretary
_____________________
The principal occupations for the past five years (and, in some instances, for prior years) of each of our directors and officers are as follows:

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Martin G. Klein is the Chairman of our Board of Directors and our Chief Executive Officer. Mr. Klein is the founder of Electro Energy, and has over 40 years of experience in the advanced battery field. In 1970, prior to forming Electro Energy, Mr. Klein was one of the founding principals of Energy Research Corporation (now Fuel Cell Energy Inc.) and served as its Executive Vice President through 1990 and as a director through 1992. Mr. Klein has developed and worked on several battery chemistries and fuel cell systems. Prior to his association with Energy Research Corporation, he held positions in the battery field at U.S. Army Signal Corps, Yardney Electric Corp., Electrochimica Corp., and Electro Optical Systems. Mr. Klein, considered an expert in the field of electrochemistry, has contributed to many of the fundamental reference books on the subject and has authored numerous technical papers. Mr. Klein provided consulting services and served as an assistant professor at Rutgers University from 1990 to 1992. Mr. Klein holds more than 15 patents in the field of advanced electrochemical systems and has a bachelor’s degree in Chemical Engineering.

Michael D. Eskra is our President, Chief Operating Officer and a member of our Board of Directors, and has over 20 of years experience in the rechargeable battery business. Prior to joining the company, Mr. Eskra worked at General Motors and Johnson Controls, Inc. During the 13 years at Johnson Controls, Inc. (Sears DieHard and Interstate Batteries), Mr. Eskra held several positions including process engineer, plant engineering manager, plant superintendent, plant manager, program manager, and Manager of the Advanced Battery Business Unit, where he also was part of the company’s strategy board. These positions were directly related to the development and commercialization of new technologies and products. At General Motors he served as assistant platform manager for the Electric Vehicle Program, staff engineer of Advanced Technology Vehicles (all electric and hybrid vehicles), and as a member of the Technical and Business Management Team of the United States Advanced Battery Consortium (USABC) and the Partnership for New Generation Vehicle (PNGV), for the development of hybrid vehicles. Mr. Eskra presented to the U.S. Congress, former Vice President Al Gore, and the National Science Foundation the USABC and PNGV technology program strategy and funding requirements. Mr. Eskra assisted the automotive companies in the strategy and preparation of the testimony to the U.S. Justice Department for the formation of the pre-competitive R&D partnerships to alleviate antitrust concerns. Mr. Eskra is the holder of five patents related to batteries.

Joseph Engelberger has been a member of the Board of Directors of Electro Energy since 1992. Mr. Engelberger has over 50 years of experience as an entrepreneur/engineer and has participated in the founding and start-up of a number of high technology companies. Mr. Engelberger was a founding principle of Unimation, and the founding principle of Helpmate Robotics.

Warren D. Bagatelle has been a Managing Director of Loeb Partners Corporation, an investment banking firm, and a director of Full Cell Energy, Inc. (Nasdaq: FCEL), a world leader in the development of high temperature hydrogen fuel cells for clean electric power generation, since 1988. Mr. Bagatelle is also the Chairman of the Board of VirtualScopics, LLC, a privately-held medical imaging services company.

Farhad Assari has been involved in the international investment management business for the past 20 years, working in Europe, the Middle East and Africa as well as the U.S. From 2001 to 2003, he built the Miami offices of Neuberger Berman. He is currently the Deputy Head of Credit Suisse Private Advisors in Miami.

Audra J. Mace is our Secretary and Chief Financial Officer. She has served in senior finance and information technology positions with privately held and publicly traded companies for 12 years, including Mormac Marine Enterprises, Inc, Acme United Corp. and BIC Corporation. Recently, as Director of Finance and Information Technology at Acme United Corp (Amex: ACU), a manufacturer and multi-national wholesale distributor of consumer products, she orchestrated an integral part of the company’s turn-around effort, managing debt restructurings, financial reporting and compliance and reshaping internal controls. As Director of IT, she led the transformation of Acme’s MIS cost center into a strategic IT business partner, overhauling the network infrastructure, implementing a new ERP system, exploiting internet solutions and re-engineering business processes and controls. Ms. Mace is a certified management accountant and has served on the national board of directors of the American Society of Women Accountants.

During the year ended December 31, 2003, our board of directors met or acted by unanimous written consent on two occasions and all directors participated.

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Board Composition and Committees

The board of directors is currently composed of five members: Martin G. Klein, Michael D. Eskra, Joseph Engelberger, Warren D. Bagatelle and Farhad Assari. In connection with the appointment of these five directors, at the closing of the merger, Marguerite Godels, Laura L. Larsen, Brian Bell, Dale Salmon and Jay D. Solomon, the sole members of our board of directors prior to the merger, resigned as directors of the company.

All directors hold office until the next annual meeting of stockholders, which is expected to occur in the third quarter of 2004, and the election and qualification of their successors. A majority of the directors are considered “independent” under the SEC’s new independence standards. Officers are elected annually by the board of directors and serve at the discretion of the board.

Audit Committee. We have established an Audit Committee of the board of directors, which consists of Joseph Engelberger, Warren D. Bagatelle and Farhad Assari, each of whom are considered independent directors. The Audit Committee’s duties are to recommend to the board of directors the engagement of independent auditors to audit our financial statements and to review our accounting and auditing principles. The Audit Committee shall review the scope, timing and fees for the annual audit and the results of audit examinations performed by the internal auditors and independent public accountants, including their recommendations to improve the system of accounting and internal controls. The Audit Committee is composed exclusively of directors who are, in the opinion of the board of directors, free from any relationship which would interfere with the exercise of independent judgment as a committee member and who possess an understanding of financial statements and generally accepted accounting principles.

Compensation and Governance Committee. We have established a Compensation and Governance Committee of the board of directors, which consists of Joseph Engelberger, Warren D. Bagatelle and Farhad Assari. The Compensation and Governance Committee’s duties are to advise and assist the board of directors with respect to the selection and compensation of directors; employment, compensation, and benefits policies and practices, including the administration of the 1993 Stock Compensation Plan of Electro Energy, as adopted and assumed by us, subject to the restrictions listed in the Plan and the By-laws of the Corporation; the development, selection, and compensation of policy-making officers; and corporate governance matters, including the performance and effectiveness of the board of directors and the corporate governance principles and practices of the company.

The board of directors does not intend to establish a Nominating Committee, and such functions are to be performed by the full board of directors.

Director Compensation

Directors are expected to timely and fully participate in all regular and special board meetings, and all meetings of committees that they serve on. Directors are not currently compensated for their services as directors.

Indebtedness of Directors and Executive Officers

None of our directors or officers or their respective associates or affiliates is indebted to us.

Family Relationships

There are no family relationships among our directors and executive officers.

Legal Proceedings

As of the date of this Report, there is no material proceeding to which any director, officer, affiliate or stockholder of us is a party adverse to us.

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Executive Compensation

The following Summary Compensation Table sets forth, for the years indicated, all cash compensation paid, distributed or accrued for services, including salary and bonus amounts, rendered in all capacities for our company and Electro Energy, as applicable, by its respective chief executive officers and all other executive officers who received or are entitled to receive remuneration in excess of $100,000 during the stated periods.

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long Term Compensation

					Awards		Payouts

Name and Principal Position	Year (1)	Salary ($)	Bonus ($)	Other Annual Compen- sation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options/ SARs (#)	LTIP Payouts ($)	All other Compen-sation ($)

Martin G. Klein CEO of Electro Energy	2003 2002 2001	$133,278 150,000 150,000	$0 0 0	$0 0 0	$0 0 0	0 0 0	$0 0 0	$0 0 0

Michael D. Eskra President and COO of Electro Energy(2)	2003 2002 2001	$0 0 0	$0 0 0	$195,844 183,963 195,409	$0 0 0	0 0 0	$0 0 0	$0 0 0

Marguerite Godels Former President of MCG Diversified (3)	2003 2002 2001	$0 0 0	$0 0 0	$32,890 36,000 36,000	$0 0 0	0 0 0	$0 0 0	$0 0 0
_____________________
(1)	All amounts are for the 12 months ended December 31 of the year indicated.

(2)
Mr. Eskra’s affiliate, Eskra Technical Products, Inc., received the noted compensation during the stated periods pursuant to a consulting agreement with Electro Energy. Mr. Eskra became an employee of Electro Energy on January 1, 2004.

(3)
Ms. Godels resigned as an officer as of June 9, 2004. The amount in 2001 represents $7,507.13 in paid compensation to Ms. Godels and $28,492.87 in compensation that was foregone as contributed capital. The amount in 2002 represents $5,208.21 in paid compensation to Ms. Godels and $30,791.79 in compensation that was foregone as contributed capital. The amount in 2003 represents $3,109.52 in paid compensation to Ms. Godels and $32,890.48 in compensation that was foregone as contributed capital.

Options/SAR Grants and Fiscal Year End Option Exercises and Values

Prior to the assumption of the 1993 Stock Compensation Plan of Electro Energy, as discussed below, we did not have a stock option plan, long-term incentive plan or other similar plans for officers, directors and employees, and no stock options or SAR grants have been granted or are currently outstanding. We made no stock option or SAR grants in the last fiscal year.

Employment Agreement

On December 31, 2003, Michael D. Eskra entered into an employment agreement with Electro Energy for a two-year term, beginning January 1, 2004. Pursuant to the employment agreement, Mr. Eskra has agreed to devote his full time and attention to the business of Electro Energy as its President and Chief Operating Officer.

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The employment agreement provides that Mr. Eskra is entitled to receive a base salary of $235,000 per year, subject to adjustment at the end of each year of employment at the discretion of the board of directors. Mr. Eskra also received, pursuant to the employment agreement, 343,800 options to purchase common stock under the 1993 Stock Compensation Plan of Electro Energy, which are now exercisable to purchase shares of our common stock at an exercise price of $1.16 per share, as adjusted in accordance with the terms of the merger, the terms of the plan and the determination of the board of directors with respect to outstanding options under the plan.

The employment agreement provides for termination by Mr. Eskra upon 30 days prior written notice or by Electro Energy for Cause (as defined therein). In the event the employment agreement is terminated by the Company without Cause during the initial two-year term, Mr. Eskra would be entitled to receive payment through the date of termination and a sum equal to one year additional salary, plus any incentive salary payment or any other compensation then in effect, prorated or otherwise.

The employment agreement contains covenants prohibiting Mr. Eskra from disclosing confidential information regarding Electro Energy and requiring that all intellectual property developed by him and relating to the business of Electro Energy constitutes the sole and exclusive property of Electro Energy. Mr. Eskra’s employment agreement was assumed by the Company upon the completion of the merger.

As of the date of this report, Electro Energy maintained no other employment agreements with its officers or other employees.

Stock Compensation Plan

In connection with the merger, we adopted and assumed all of Electro Energy’s obligations under the 1993 Stock Compensation Plan of Electro Energy (the “Compensation Plan”).

The purpose of the Compensation Plan is to enable us to attract, retain and motivate key employees, directors and, on occasion, consultants, by providing them with stock options. Stock options granted under the Compensation Plan may be either incentive stock options, as defined in Section 422A of the Internal Revenue Code of 1986, or non-qualified stock options. We have reserved 2,500,000 shares of common stock for issuance under the Compensation Plan. As of June 9, 2004, stock options to purchase an aggregate of 2,232,121 shares of common stock have been granted to 20 employees under the Compensation Plan, at exercise prices ranging from $.26 to $1.16 per share. Additionally, we have agreed to issue options to purchase 100,000 shares of common stock at an exercise price of $2.00 per share to one employee.

The Compensation Plan will be administered by the compensation committee of the board of directors, or by the board of directors as a whole. The board of directors has the power to determine the terms of any stock options granted under the Compensation Plan, including the exercise price, the number of shares subject to the stock option and conditions of exercise. Stock options granted under the Compensation Plan are generally not transferable, vest in four equal annual installments and are exercisable during the lifetime of the optionee only by such optionee. The exercise price of all incentive stock options granted under the Compensation Plan must be at least equal to the fair market value of the shares of common stock on the date of the grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of our stock, the exercise price of any incentive stock option granted must be equal to at least 110% of the fair market value on the grant date. The term of all incentive stock options under the Compensation Plan may not exceed ten years, or five years in the case of 10% owners. The specific terms of each stock option grant must be approved by the compensation committee or the board of directors and are reflected in a written stock option agreement.

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Certain Relationships and Related Transactions

Immediately prior to the closing of the private placement, holders of Electro Energy’s shareholder notes in the aggregate outstanding principal amount of approximately $1,186,000 and Electro Energy’s preferred stock with an aggregate liquidation value of $250,000 converted their notes and preferred stock into an aggregate of 1,234,242 shares of Electro Energy’s common stock. Martin G. Klein, our Chairman and Chief Executive Officer, and Warren G. Bagatelle, a director, were the holders of $500,000 and $228,667 in principal amount of the shareholder notes, respectively. Neither Mr. Klein nor Mr. Bagatelle received any compensation, consideration or inducement to convert their shareholder notes different than any other holder doing so. No related party owned any of Electro Energy’s preferred stock.

Mr. Bagatelle and his spouse currently hold non-controlling interests in Matrix USA, LLC, a finder in the private placement, which received cash and equity-based compensation in connection with the private placement. Shari Popkin Fleischer, the Chairperson of Matrix USA, LLC, is a current shareholder of the company.

Martin G. Klein, our Chairman and Chief Executive Officer, personally guaranteed certain of Electro Energy’s indebtedness, including a line of credit from Fleet Bank in the amount of $100,000, which was paid with a portion of the proceeds of the private placement, and a certain equipment lease, which remains in effect. Michael D. Eskra, our President and Chief Operating Officer, has also personally guaranteed certain equipment leases and equipment purchases, which remain in effect.

Legal Proceedings

There are no material legal proceedings which are pending or have been threatened against the company or any officer, director or control person of which management is aware.

Item 4. Changes in Registrant’s Certifying Accountant

On June 18, 2004, we filed a Current Report on Form 8-K reporting the replacement of Randall N. Drake, C.P.A. as our independent auditors, and the approval by our board of directors on June 10, 2004 of Marcum & Kliegman, LLP as the new independent auditors.

Item 5. Other Events and Regulation FD Disclosure

As of June 7, 2004, we completed an initial closing of a private placement of 3,001 units, each unit consisting of one share of our series A convertible preferred stock and a warrant to purchase shares of common stock. Each share of preferred stock is convertible initially into 400 shares of our common stock, and each warrant entitles the holder to purchase 200 shares of common stock at an exercise price of $2.50 per share for three years after the date of closing. Gross proceeds to us from the private placement totaled $3,001,132.19.

The shares of series A convertible preferred stock and the warrants issued in the private placement have customary anti-dilution protection in the event of stock dividends, stock splits, combinations of shares, recapitalizations or other like events.

The private placement was made solely to “accredited investors,” as that term is defined in Regulation D under the Securities Act of 1933. The shares of series A convertible preferred stock and warrants to purchase our common stock were not registered under the Securities Act of 1933, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act of 1933 and corresponding provisions of state securities laws.

The transfer agent for our common stock is Signature Stock Transfer, Inc., Plano, Texas. We act as our own transfer agent for the series A convertible preferred stock and the warrants.

We expect to use the net proceeds of the private placement to finance the commercialization of our battery technologies approximately as follows:

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	Closing of Private Placement

Application of Proceeds	Amount	Percentage of Net Proceeds

Research and Development	$170,000	5.7%

Manufacturing	1,200,000	40.0%

General and Administrative	150,000	5.0%

Sales and Marketing	550,000	18.3%

Transaction Costs(1)	655,000	21.8%

Working Capital	101,132	3.4%

Capital Markets Initiatives(2)	175,000	5.8%

Total	$3,001,132	100%

(1)	Includes fees of $117,443 payable to the placement agent for the private placement and $100,000 payable to Matrix USA, LLC.

(2)
Includes amounts to be used for expenditures related to being a public company such as creating investor awareness, and held in a separate bank account pending utilization in each case as approved by our financial advisor.

The Company has granted the placement agent for the private placement a right to sell up to an additional 2,499 units on the same terms as the initial private placement to cover over-allotments after the initial 3,001 units have been sold. If all of the additional units are sold, the gross proceeds to the company will be $5,500,000. Some or all of the additional units may be sold in one or more subsequent closings for 90 days following the initial closing date.

The amounts and timing of our actual expenditures will depend upon numerous factors, including the progress of our marketing efforts. The foregoing discussion represents our best estimate of allocation of the net proceeds of the private placement based upon current plans and estimates regarding anticipated expenditures. Actual expenditures may vary substantially from these estimates, and we may find it necessary or advisable to reallocate the net proceeds within the above-described uses or for other purposes. Any proceeds received from the exercise of the warrants, as well as income from investments, will be used for working capital and general corporate purposes. Pending application of the net proceeds as described above, we intend to invest the net proceeds of the private placement in short-term, interest-bearing securities.

Item 7. Financial Statements and Exhibits

(a),(b)   Financial Statements of Businesses Acquired; Pro Forma Financial Information. In accordance with Instruction 4 of this Item 7, financial statements and pro forma information, if any, required by this Item will be filed by an amendment to this initial report on Form 8-K as soon as practicable, but in no event later than 60 days after this initial report is required to be filed.

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(c)   Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this Report.

Exhibit No.	Description

2.1	Agreement of Merger and Plan of Reorganization among MCG Diversified, Inc., EEI Acquisition Corp. and Electro Energy, Inc., dated May 7, 2004.

3.1	Articles of Amendment Designating Series A Convertible Preferred Stock of MCG Diversified, Inc.

3.2	Articles of Amendment to the Amended and Restated Articles of Incorporation of MCG Diversified, Inc. changing the name of the company to Electro Energy, Inc.

4.1	Form of Three-Year Warrant to Purchase Common Stock.

10.1	1993 Stock Compensation Plan of Electro Energy, Inc., as adopted by the Company.

10.2	Employment Agreement, dated as of December 31, 2003, between Electro Energy, Inc. and Michael D. Eskra, as assigned to the Company.

10.3	Indemnification Agreement, dated as of June 7, 2004, among MCG Diversified, Inc., Electro Energy, Inc., Marguerite Godels, Jay D. Solomon, Laura L. Larsen, Brian Bell and Dale Salmon.

10.4	Form of Lock-Up Letter between Electro Energy, Inc. and former holders of securities of Electro Energy, Inc.

10.5	Form of Lock-Up Letter between Electro Energy, Inc. and certain former named holders of securities of Electro Energy, Inc.

10.6	Form of Lock-Up Letter between Electro Energy, Inc. and Michael D. Eskra.

10.7	Form of Lock-Up Letter between MCG Diversified, Inc. and Marguerite Godels and Charles P. Godels, P.A.

10.8	Form of Private Placement Subscription Agreement.

10.9	Registration Rights Agreement.

21.1	Subsidiaries of the Company.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ELECTRO ENERGY, INC.

Date: June 24, 2004	By:	/s/ Martin G. Klein

Name: Martin G. Klein
Title: Chief Executive Officer

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INDEX TO EXHIBITS

Exhibit No.	Description

2.1	Agreement of Merger and Plan of Reorganization among MCG Diversified, Inc., EEI Acquisition Corp. and Electro Energy, Inc., dated May 7, 2004.

3.1	Articles of Amendment Designating Series A Convertible Preferred Stock of MCG Diversified, Inc.

3.2	Articles of Amendment to the Amended and Restated Articles of Incorporation of MCG Diversified, Inc. changing the name of the company to Electro Energy, Inc.

4.1	Form of Three-Year Warrant to Purchase Common Stock.

10.1	1993 Stock Compensation Plan of Electro Energy, Inc., as adopted by the Company.

10.2	Employment Agreement, dated as of December 31, 2003, between Electro Energy, Inc. and Michael D. Eskra, as assigned to the Company.

10.3	Indemnification Agreement, dated as of June 7, 2004, among MCG Diversified, Inc., Electro Energy, Inc., Marguerite Godels, Jay D. Solomon, Laura L. Larsen, Brian Bell and Dale Salmon.

10.4	Form of Lock-Up Letter between Electro Energy, Inc. and former holders of securities of Electro Energy, Inc.

10.5	Form of Lock-Up Letter between Electro Energy, Inc. and certain former named holders of securities of Electro Energy, Inc.

10.6	Form of Lock-Up Letter between Electro Energy, Inc. and Michael D. Eskra.

10.7	Form of Lock-Up Letter between MCG Diversified, Inc. and Marguerite Godels and Charles P. Godels, P.A.

10.8	Form of Private Placement Subscription Agreement.

10.9	Registration Rights Agreement.

21.1	Subsidiaries of the Company.

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